AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED MAY 30, 2025

Miso Robotics, Inc.

680 East Colorado Blvd, Suite 330

Pasadena, CA 91101

up to

3,831,417 shares of Common Stock, plus up to 306,513 bonus shares, for an aggregate of 4,137,930 shares

Common Stock	Price to Public		Underwriting Discounts and Commissions(2)	Proceeds to Company Before Expenses
Per Share	$5.22	(1)	$0.21	$5.01
Price Per Share Plus Investor Fee(3)	5.40		0.22	5.18
Total Maximum with Investor Fee	$20,699,997		$1,458,000	$19,241,997
Total Maximum Including Value of Bonus Shares and Investor Fee(4)	$22,299,995		1,458,000	20,841,995

The minimum investment in this offering (the “Offering”) is $1,002.24, or 192 shares of Common Stock plus a 3.5% Transaction Fee.

(1)	The Company is offering up to 3,831,417 shares of Common Stock to investors, plus up to 306,513 additional shares of Common Stock eligible to be issued as Bonus Shares (as defined in this Offering Circular), for an aggregate of 4,137,930 shares, see “Plan of Distribution”.

(2)	The Company has engaged DealMaker Securities LLC, a FINRA/SIPC registered broker-dealer (“Broker”) as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this Offering. The Broker does not purchase any securities from the issuer with a view to sell those for the issuer as part of the distribution of the security. The Company has also engaged affiliates of Broker for associated services for this Offering. The Company has agreed to pay Broker and its affiliates $5,000 monthly for up to three months (a maximum of $15,000) of accountable expenses expected to be incurred. After the Offering commences, a maximum of $15,000 for account management, a 4.0% commission on the aggregate amount raised by the Company from investors in the Offering, and up to $600,000 in fees for supplementary marketing services are expected to be charged if the Offering is fully subscribed and all services are utilized by the Company. The cash commissions and other fees in aggregate shall not exceed a maximum compensation limit for this offering of $1,458,000. See “Plan of Distribution” for more details.

(3)	Investors will be required to pay a Transaction Fee to the Company at the time of the subscription to help offset transaction costs equal to 3.5% of the subscription price per Share (the “Transaction Fee”). The Broker and its affiliates will receive compensation on this fee. The Company will not receive any proceeds from the Transaction Fee. See “Plan of Distribution” for more details.

(4)	While the company will not receive any additional consideration for the Bonus Shares issued as part of this Offering, pursuant to Rule 251(a) the total value of the Offering, as reflected here and in Part I of the Offering Statement of which this Offering Circular is part, is $22,299,995 composed of $19,999,997 of actual proceeds to the Company from investors, $700,000 for the transaction fee, and the value of the Bonus Shares of $1,599,998. This full amount of $22,299,995 is the total amount the Company is offering towards its annual $75 million offering cap under Rule 251(a)(2).

Bonus Shares are available to investors based on the criteria discussed below under “Plan of Distribution.” Investors will pay full price for their securities, and if eligible, may receive Bonus Shares equal to an amount that is 3% to 8% of the number of shares purchased. Those investors not eligible for the maximum value of Bonus Shares will experience additional dilution compared to investors receiving 8% Bonus Shares.

Investors in this offering will grant an irrevocable voting proxy to the company’s President that will limit their ability to vote their shares of Common Stock purchased in this offering until the occurrence of certain events specified in the proxy, none of which may ever occur. The Proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Securities Exchange Act of 1934, as amended (the “Exchange Act) covering the Common Stock or five years after the execution of this Subscription Agreement.

Investors will be required to subscribe to the Offering via the platform managed by DealMaker Securities, and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. There are no fees associated with the use of the Novation Solutions, Inc. platform.

This offering does not have a minimum offering amount. The Company will not utilize a third-party escrow account for this offering. All funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company and DealMaker Securities, LLC. Once investor subscriptions are accepted by the Company and by DealMaker Securities, LLC funds will be deposited into an account controlled by the Company.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. There is no minimum target for this offering and the Company may accept investor subscriptions on a rolling basis. After each acceptance of subscriptions, funds tendered by investors will be available to the Company for its use. The offering is being conducted on a best-efforts basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on approximately [___].

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary – Implications of Being an Emerging Growth Company.”

SUMMARY

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms “Corporation,” “Company,” “Miso,”, “we,” “our” and “us” refer to Miso Robotics, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Miso Robotics Company Overview

Miso develops leading-edge artificial intelligence (“AI”) and AI-driven robots that assist cooks in making food at restaurants, focusing particularly on the quick serve restaurant market. The Company believes that it:

•	Marries AI capabilities and market momentum to power its food technology innovation;

•	Automates some of the least desirable, most repetitive, and most dangerous tasks in commercial kitchens;

•	Frees up labor to be redeployed into functions that bring restaurant operators more value; and

•	Assists with labor redeployment so that restaurant operators can support higher wages and better career growth for kitchen employees.

Miso considers its best and most impactful work to sit at the intersection of technology and humanity.

The Company was incorporated on June 20, 2016 as Super Volcano, Inc. under the laws of the State of Delaware, and then changed its name to Miso Robotics, Inc. on October 3, 2016. Located just a few miles from its roots at Caltech, it is headquartered in Los Angeles, California.

In 2016, Miso helped create today’s food automation industry when it launched the first AI-powered, burger-flipping robot named “Flippy.” Through its early efforts, Miso quickly discovered that a business opportunity existed which was actually far larger than flipping burgers – fried foods. While even the busiest restaurants may cook only modest amounts of burgers each day, a great many restaurants serve French fries with almost everything. Accordingly, staying true to its original mission, Flippy soon shifted to the fry station, and today can cook not only fries, but also onion rings, chicken nuggets, and all sorts of other fried food items.

Over the past twenty years, restaurant front-of-the-house operations have undergone massive innovation with the introduction of point-of-sale systems, AI order taking in the drive thru, mobile ordering, third party delivery, and online reservation platforms such as OpenTable (whose former President and Chief Technology Officer sits on Miso’s board of directors). Over that same period, however, the back-of-the-house operations have remained relatively unchanged.

Today, restaurant innovation is finally shifting to the kitchen. We believe this change is heavily driven by restaurants’ urgent need to solve their growing inability to source and retain long-term kitchen labor, a problem which was further accelerated by the COVID-19 pandemic. And we believe that this problem has become perhaps the single most important issue facing restaurants. Further, with birth rates dropping materially in most countries around the globe,1 we believe this labor crisis stands to only become worse.

1 United Nations World Population Prospects 2022 (https://population.un.org/wpp/)

Additionally, we believe that daily advances in AI, rapidly escalating minimum wages (such as California’s recent switch to a $20 per hour minimum wage for restaurants), and the commoditization of robotics have combined to create massive momentum in the restaurant automation space. We believe that Flippy’s automation of the fry station represents a potentially massive $4 billion revenue opportunity for Miso alone in a market that, importantly, remains fragmented, underdeveloped, undercapitalized, and ripe with growth opportunities for a company with Miso’s first-mover advantage.

Miso has recently sharpened its product focus, evolved its leadership, and injected the cost and infrastructure disciplines necessary for rapid scaling and commercialization of its products.

Selected Risks Associated with The Business

●	We have a limited operating history upon which you can evaluate our performance, and have not yet generated profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters.

●	The auditor included a “going concern” note in its audit report.

●	We could be adversely affected by product liability, personal injury, or other health and safety issues.

●	Our failure to attract and retain highly qualified personnel in the future could harm our business.

●	Our technology is always evolving, which may create performance risk for our products.

●	We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

Offering Terms

Securities Offered	Up to 3,831,417 shares of Common Stock, plus up to 306,513 Bonus Shares, for an aggregate of 4,137,930 shares.
Minimum Investment	$1,002.24, or 192 shares of Common Stock.
Common Stock outstanding before the offering	47,361,320 shares of Common Stock.
Preferred Stock outstanding before the offering	3,015,323 shares of Series A-1 Preferred Stock
Preferred Stock outstanding after the offering (assuming a fully subscribed offering and on a fully diluted basis)	3,015,323 shares of Series A-1 Preferred Stock
Common Stock outstanding after the offering (assuming a fully subscribed offering)	51,192,737 shares of Common Stock.
Irrevocable Proxy	Investors in offering will grant an irrevocable voting proxy to our President that will limit their ability to vote their shares until the occurrence of certain events specified in the proxy, none of which may ever occur. The Proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years after the execution of this Subscription Agreement.
Use of proceeds	The proceeds of this offering will be used for product development, personnel, and general overhead.

Implications of Being an Emerging Growth Company

The Company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because it is not registering its securities under the Exchange Act. Rather, it will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to the company’s business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semi-annual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which this offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the company may immediately suspend the Company’s ongoing reporting obligations under Regulation A.

If and when the Company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during its last fiscal year, it will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company it:

●	will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from its shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

The Company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, the company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after the company’s initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time should it no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the Company would cease to be an “emerging growth company” if the Company has more than $1.07 billion in annual revenues, has more than $700 million in market value of its common stock held by non-affiliates, or issues more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to the Company due to the fact that it may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

RISK FACTORS

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance, and have not yet generated profits. Accordingly, our prospects must be considered in light of the risks that any new Company encounters. Our Company was incorporated under the laws of the State of Delaware on June 20, 2016, and we have not yet generated profits. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

Any valuation at this stage is difficult to assess. The Company has set the price of its securities in this offering at $5.22 plus a 3.5% Investor Transaction Fee. This fee is intended to offset transaction costs and though this fee is counted towards the amount the company is seeking to raise under Regulation A and the limit each investor may invest pursuant to Regulation A, we did not value it in determining our valuation. Including this fee will increase our valuation for which you are paying for shares in our company accordingly. The valuation for this Offering was established by the Company and is not based on the financial results of the Company. Instead, it is based on management’s best estimates of the investment value of the Company, which is a subjective measure. This differs significantly from listed companies, which are valued publicly through market-driven stock prices. The valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

The auditor included a “going concern” note in its audit report. The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt and the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $20,930,271 and $24,452,313 for the years ended December 31, 2024 and 2023, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2024 and 2023. As of December 31, 2024, the Company had an accumulated deficit of $134,242,084 and cash of $5,306,910, relative to negative operating cash flows of $18,757,824 in 2024. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. The Company plans to continue raising capital in 2025 to fund its cash flow needs through the issuance of stock. No assurance can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Our public partnerships do not guarantee revenue. Our partnership with brands such as Jack in the Box, and White Castle do not obligate those partners to lease or purchase any of the Company’s robots. Despite significant cost of revenues and expense incurred to develop these partnerships, we may not realize sustained, or any revenue from them.

Our current and historical revenue is highly concentrated. The majority of our current and historical revenue is highly concentrated in three customers, Jack in the Box, CaliBurger and White Castle. Because we have historically relied on revenue from a small number of customers and they may decide to terminate their relationships with the Company, there is a risk that the Company may see a significant decrease in revenue.

We are currently dependent on a few key personnel. Our success depends, to a large degree, on our ability to retain the services of our executive management team, whose industry knowledge and leadership would be difficult to replace. We might not be able to execute on our business model if we were to lose the services of any of our key personnel.  If any of these individuals were to leave the Company unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor develops the necessary training and experience.  Competition for hiring engineers, sales and marketing personnel and other qualified personnel may result in a shortfall in recruiting and competition for qualified individuals could require us to pay higher salaries, which could result in higher labor costs.  If we are unable to recruit and retain a sufficient number of qualified individuals, or if the individuals we employ do not meet our standards and expectations, we may not be able to successfully execute on our business strategy and our operations and revenues could be adversely affected.

We could be adversely affected by product liability, personal injury or other health and safety issues. We could be adversely impacted by the supply of defective products. Defective products or errors in our technology could lead to serious injury by restaurant and kitchen workers. Product liability or personal injury claims may be asserted against us with respect to any of the products we supply or services we provide. It is our responsibility to have a quality management system and training procedures in place and to audit our suppliers to ensure that products supplied to our company meet proper standards. Should a product or other liability issues arise, the coverage limits under insurance programs and the indemnification amounts available to us may not be adequate to protect us against claims and judgments. We also may not be able to maintain such insurance on acceptable terms in the future. We could suffer significant reputational damage and financial liability if we experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on our business operations, financial condition and results of operations.

Certain intellectual property rights of the Company may be abandoned or otherwise compromised if the Company does not obtain additional capital. The Company may be forced to allow certain deadlines relating to its patent portfolio to pass without taking any action because it may lack sufficient funds to pay for the required actions. Specifically, certain international filing deadlines are quickly approaching as of the date of this Offering Circular and the Company may lack sufficient funds to pay the government and legal fees associated with making such filings. Additionally, certain U.S. provisional patent applications are scheduled to expire and the Company could lose its priority date with regard to the subject matter of such provisional applications in the event the Company lacks sufficient funds to pay the applicable  maintenance fees. The issued utility patients have maintenance fees that are due three and a half years, seven and a half years, and eleven years after the grant date. Below, we set out maintenance fees for the final payment dates for our pertinent un-issued patents:

APPLICATION NUMBER	STATUS	TYPE OF PATENT	MAINTENANCE FEE DEADLINE
17/172,282	Issued	Utility: Continuation	Final Due Date: 4/4/35
16/100,889	Issued	Utility: Non-Provisional	Final Due Date: 2/16/33
16/534,169	Issued	Utility: Non-Provisional	Final Due Date: 12/7/33
16/281,088	Issued	Utility: Non-Provisional	Final Due Date: 6/7/34
16/676,088	Issued	Utility: Non-Provisional	Final Due Date: 2/14/35
17/517,907	Issued	Utility: Continuation	Final Due Date: 12/5/35
16/938,964	Issued	Utility: Non-Provisional	Final Due Date: 11/5/36
16/392,539	Issued	Utility: Non-Provisional	Final Due Date: 8/23/34
16/534,207	Issued	Utility: Non-Provisional	Final Due Date: 11/9/33
17/873,041	Issued	Utility: Continuation	Final Due Date: 9/5/35
17/727,363	Issued	Utility: Non- Provisional	Final Due Date: 9/10/36
17/829,466	Issued	Utility: Non- Provisional	Final Due Date: 11/5/36
29/889,448	Issued	Design	No Maintenance Fees

Our failure to attract and retain highly qualified personnel in the future could harm our business. As the Company grows, it will be required to hire and attract additional qualified professionals such as software engineers, robotics engineers, machine vision and machine learning experts, project managers, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

The Company’s business model is capital intensive. The amount of capital the Company is attempting to raise in this Offering is not enough to sustain the Company’s current business plan. In order to achieve near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If the Company is not able to raise sufficient capital in the future, then it will not be able to execute its business plan, its continued operations will be in jeopardy and it may be forced to cease operations and sell or otherwise transfer all or substantially all of its remaining assets, which could cause a Purchaser to lose all or a portion of his or her investment. Additionally, while the Company has recently established a manufacturing facility in the United States to help mitigate its risks in the event that tariffs are imposed on foreign goods, there is still lack of clarity on tariffs in the market which could create risk for the Company.

Our technology is constantly evolving. We are always developing and improving components of Flippy and our products. New technology and even improvements in existing technology may include performance risk.

Some of our Officers and Directors currently hold multiple positions. Our Chief Executive Officer and President Richard Hull, our Chief Product Officer Alana Abbitt, and our Chief Financial Officer Robert Lunny currently serve as directors, officers, or advisors to multiple companies. As such, at times there may be conflicts of interest between Miso Robotics and these other companies, including the time spent by the referenced individuals in the performance of their management duties to these other companies compared to Miso Robotics. These individuals currently spend the following numbers of hours per week on average working on Miso Robotics related activities: Richard Hull, 40 hours per week, Alana Abbitt, 40 hours per week, and Robert Lunny, 40 hours per week (with Mr. Lunny currently being on a reduced schedule due to a family medical emergency). If our management is not able to devote a sufficient amount of time to Miso Robotics, our financial and operational performance may be negatively impacted.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors. In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common or Preferred Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

The Company may become subject to legal liability for claims brought by an employee. On January 31, 2023, a former employee filed a legal claim against the Company in Los Angeles County Superior Court for wrongful termination. The Company denies any merit to the claim for wrongful termination and, in conjunction with its insurance carrier, is defending against the action. However, in the event that the Company be found liable for wrongful termination, we may not only experience legal and financial liability, but also negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. As of April 29, 2025 the Company is currently in discovery and awaiting a trial date.

Your rights as a holder of Common Stock may be limited by the number of shares held by entities affiliated with the Company’s management and common shareholders. Future VC SPV, LLC and Rise of Miso, LLC collectively hold 10,540,201 shares of Common Stock. Rise of Miso, LLC is controlled by John Miller who is an investor in the Company via direct holdings and via CaliBurger’s holdings (as well as a director of Miso), and Future VC SPV, LLC is controlled by James Jordan, who is an investor in the Company. Such affiliates could substantially influence any vote that requires majority approval of the holders of Common Stock.

Risks Related to the Securities in this Offering

Investors in the company’s Common Stock have assigned their voting rights. In order to subscribe to shares of Common Stock in this offering, each investor will be required to grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the Company’s President. This irrevocable proxy will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the company’s IPO, which may never happen.

We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors who purchase the Common Stock in this Offering. Certain investors who purchase Common Stock in this Offering are entitled to receive additional shares of Common Stock (the “Bonus Shares”) that effectively provide a discount on price based on the amount invested. The number of Bonus Shares will be determined by the status of the investor as a current stockholder, or having made an indication of interest prior to the commencement of this Offering. These categories are cumulative and an investor will be eligible for any category for which they qualify, up to receiving an 8% bonus. Bonus Shares will effectively act as a discount to the price at which the Company is offering its stock. For more details, including all of the Bonus Shares being offered, see
“Plan of Distribution”. Consequently, the value of shares of investors who pay the full price or are entitled to a smaller amount of Bonus Shares in this Offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for their stake in the company.

There is no current market for any shares of the Company’s stock. There is no currently established market for reselling these securities and the company currently has no plans to list any of its shares on any over-the-counter (OTC) or similar exchange. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. You should assume that you may not be able to liquidate your investment for some time, or be able to pledge these shares as collateral.

Our Eighth Amended and Restated Certificate of Incorporation has a forum selection provision that requires certain disputes be resolved in the Court of Chancery of the State of Delaware, regardless of convenience or cost to interest holders. Under Article 12 of our Eighth Amended and Restated Certificate of Incorporation, stockholders are required to resolve disputes related to the governance of the Company in the Court of Chancery located in the State of Delaware. The forum selection provision applies to (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine.

Our Eighth Amended and Restated Certificate of Incorporation further provides that should the Court of Chancery in the State of Delaware not have subject matter jurisdiction over the matter, or there is an indispensable party not subject to the jurisdiction of the Court of Chancery, then the suit, action, or proceeding may be brought in the appropriate federal or state court. Under the terms of Article 12 of our Eighth Amended and Restated Certificate of Incorporation, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act of 1933 or Securities Exchange Act of 1934.

The forum selection provision in our Eighth Amended and Restated Certificate of Incorporation may limit interest holders’ ability to obtain a favorable judicial forum for disputes with us or our officers, directors, employees or agents, which may discourage lawsuits against us and such persons. The requirement that action to which this provision applies be heard in the Court of Chancery in the State of Delaware may also create additional expense for any person contemplating an action against the Company, or limit the access to information to undertake such an action, further discouraging lawsuits.

It is also possible that, notwithstanding the forum selection clause included in our Eighth Amended and Restated Certificate of Incorporation, a court could rule that such a provision is inapplicable or unenforceable. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Public Health Risks Could Adversely Affect Our Business. Our business is subject to risks associated with public health crises, such as what occurred with the COVID-19 pandemic. Such events can lead to government-imposed restrictions, reduced consumer traffic, supply chain disruptions, labor shortages, and increased operating costs. While restrictions related to COVID-19 are no longer in place, the potential for future outbreaks, new variants, or other public health emergencies could adversely impact our operations, financial performance, and customer demand.

You must keep records of your investment for tax purposes. As with all investments in securities, if you sell the Common Stock, you will probably need to pay tax on the long- or short-term capital gains that you realize if you make a profit, and record any loss to apply it to other taxable income. If you do not have a regular brokerage account, or your regular broker will not hold the Common Stock for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of the stock you sell. If you fail to keep accurate records or accurately calculate any gain on any sales of the stock, you may be subject to tax audits and penalties.

Using a credit card to purchase shares may impact the return on your investment. Investors in this offering have the option of paying for their investment with a credit card. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy and would be in addition to the DealMaker processing fee. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. These increased costs may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options, and assuming that the shares are sold at $5.22 per share, the original per share price of Common Stock in this offering. The schedule presents shares and pricing as issued and reflects all transactions since inception to December 31, 2024, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

	Date	Issued Shares		Potential	Total Issued and Potential		Effective Cash Price per Share at Issuance or Potential Conversion
	Issued	(1)		Shares (1)	Shares (1)		(1)
Common Stock	2016 - 2024	47,361,320		0	47,361,320		$0.71
Preferred Stock	2024	3,015,323		0	3,015,323	(3)	$4.98

Warrants:
Common	2019-2024			2,766,452	2,766,452	(2)	$1.62
Preferred	2023			3,021,542	3.021,542	(3)	$4.98

Options:
$0.16 Options	2016			0	0	(2)	$0.16
$0.49 Options	2017			0	0	(2)	$0.49
$0.59 Options	2017 - 2018			35,000	35,000	(2)	$0.59
$1.43 Options	2018			0	0	(2)	$1.43
$1.43 Options	2020			0	0	(2)	$1.43
$0.78 Options	2020			0	0	(2)	$0.78
$0.88 Options	2021			303,947	303,947	(2)	$0.88
$1.79 Options	2021			179,976	179,976	(2)	$1.79
$1.86 Options	2022			173,548	173,548	(2)	$1.86
$1.86 Options	2023			75,410	75,410	(2)	$1.86
$0.28 Options	2024			1,149,869	1,149,869	(2)	$0.28
$0.93 Options	2024			276.000	276.000	(2)	$0.93

Total Common Share Equivalents		47,361,320		4,960,202	52,321,522	(4)	$0.12
Investors in Common Stock in this offering, assuming a fully subscribed offering		3,831,417	(5)		3,831,417	(5)	$5.22

Total After Inclusion of this Offering		51,192,737		4,960,202	56,152,939		$0.47

(1)	Values reflect an approximate 7:1 forward stock split that occurred in January 2022
(2)	Assumes conversion at exercise price of all outstanding warrants and options
(3)	Assumes conversion of all issued preferred shares to common stock
(4)	Total Common Share equivalents does not include unallocated option pool
(5)	Does not include any Bonus Shares issued as a result of this Offering

The following table demonstrates the dilution that new investors will experience upon investment in the Company. The price per share in this table reflects the price of Common Stock in this offering of $5.22. This table uses the Company’s audited net tangible book value as of December 31, 2024 of $7,591,130 which is derived from the net equity of the Company in the December 31, 2024 audited financial statements. This tangible net book value is then adjusted to contemplate conversion of all other convertible instruments outstanding at current that would provide proceeds to the company, which assumes exercise of all warrants and stock options outstanding. While not every outstanding warrant or option may be exercised, we believe that it is important to identify the potential dilution that could occur upon the exercise of all existing securities issued by the Company. To further illustrate the dilution that investors may experience, the second and third tables illustrate dilution including authorized, but unissued stock options, and solely on the basis of outstanding equity securities, respectively.

The offering costs assumed in the following table includes fees to DealMaker Securities, LLC. The table presents four scenarios for the convenience of the reader: a $5,000,000 raise from this Offering, a $10,000,000 raise from this Offering, a $15,000,000 raise from this Offering, and the fully subscribed raise of $20,000,000.

On Basis of Full Conversion of Issued Instruments (3)	$5 Million Raise		$10 Million Raise		$15 Million Raise		$20 Million Raise
Price per Share	$5.22		$5.22		$5.22		$5.22
Shares Issued	957,854		1,915,708		2,873,563		3,831,417
Capital Raised	$4,999,998		$9,999,996		$14,999,999		$19,999,997
Less: Offering Costs	$(837,000)		$(1,044,000)		$(1,251,000)		$(1,458,000)
Net Offering Proceeds	$4,162,998		$8,955,996		$13,748,999		$18,541,997
Net Tangible Book Value Pre-financing (as of December 31, 2024)	$28,771,141	(2)	$28,771,141	(2)	$28,771,141	(2)	$28,771,141	(2)
Net Tangible Book Value Post-financing	$32,934,138		$37,727,136		$42,520,139		$47,313,137

Shares issued and outstanding pre-financing, assuming full conversion and issued stock options	52,321,522	(1)	52,321,522	(1)	52,321,522	(1)	52,321,522	(1)
Post-Financing Shares Issued and Outstanding	53,279,376	(3)	54,237,230	(3)	55,195,085	(3)	56,152,939	(3)

Net tangible book value per share prior to offering	$0.550		$0.550		$0.550		$0.550
Increase/(Decrease) per share attributable to new investors	$0.068		$0.146		$0.221		$0.293
Net tangible book value per share after Offering	$0.618		$0.696		$0.771		$0.843
Dilution per share to new investors ($)	$4,602		$4.524		$4.449		$4.377
Dilution per share to new investors (%)	88.16%		86.67%		85.23%		83.86%

(1)	Assumes conversion of all issued preferred shares to common stock, conversion of 2,766,452 outstanding stock warrants (providing proceeds of $4,481,652 to net tangible book value), conversion of 3,021,542 outstanding preferred stock warrants (providing proceeds of $15,046,373 to net tangible book value), and conversion of 2,193,750 outstanding stock options (providing proceeds of $1,651,986 to net tangible book value)
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1). The Net Tangible Book Value without the adjustment is equal to $7,591,130
(3)	Does not include any bonus shares issued as a result of this Offering

The next table is the same as the previous, but adds in consideration of authorized but unissued stock options, presenting the fully diluted basis. This adds 17,640,699 pre-financing shares outstanding and is not adjusted for potential conversion proceeds on the hypothetical exercise of these options.

On Basis of Full Conversion of Issued Instruments and Authorized but Unissued Stock Options (3)	$5 Million Raise		$10 Million Raise		$15 Million Raise		$20 Million Raise
Price per Share	$5.22		$5.22		$5.22		$5.22
Shares Issued	957,854		1,915,708		2,873,563		3,831,417
Capital Raised	$4,999,998		$9,999,996		$14,999,999		$19,999,997
Less: Offering Costs	$(837,000)		$(1,044,000)		$(1,251,000)		$(1,458,000)
Net Offering Proceeds	$4,162,998		$8,955,996		$13,748,999		$18,541,998
Net Tangible Book Value Pre-financing (as of December 31, 2024)	$28,771,141	(2)	$28,771,141	(2)	$28,771,141	(2)	$28,771,141	(2)
Net Tangible Book Value Post-financing	$32,934,138		$37,727,136		$42,520,139		$47,313,137

Shares issued and outstanding pre-financing, assuming full conversion and authorization but unissued stock options	69,962,221	(1)	69,962,221	(1)	69,962,221	(1)	69,962,221	(1)
Post-Financing Shares Issued and Outstanding	70,920,075	(3)	71,877,929	(3)	72,835,784	(3)	73,793,638	(3)

Net tangible book value per share prior to Offering	$0.411		$0.411		$0.411		$0.411
Increase/(Decrease) per share attributable to new investors	$0.053		$0.114		$0.173		$0.230
Net tangible book value per share after Offering	$0.464		$0.525		$0.584		$0.641
Dilution per share to new investors ($)	$4.756		$4.695		$4.636		$4.579
Dilution per share to new investors (%)	91,10%		89.94%		88.81%		87.72%

(1)	Assumes conversion of all issued preferred shares to common stock, conversion of 2,766,452 outstanding stock warrants (providing proceeds of $4,409,625 to net tangible book value), conversion of 3,021,542 outstanding preferred stock warrants (providing proceeds of $15,046,373 to net tangible book value), and conversion of 6,227,539 outstanding stock options (providing proceeds of $6,451,530 to net tangible book value) and conversion of authorized but unissued stock options of 17,640,699 shares (no adjustment for proceeds contemplated in the calculations).
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1). The Net Tangible Book Value without the adjustment is equal to $7,591,130
(3)	Does not include any bonus shares issued as a result of this Offering

The final table is the same as the previous two, but removes the assumptions of conversion of options, and warrants and consideration of authorized but unissued stock options, instead only presenting issued shares (common shares, plus the assumption of conversion of all issued and outstanding preferred shares).

On Issued and Outstanding Basis (2)	$5 Million Raise		$10 Million Raise		$15 Million Raise		$20 Million Raise
Price per Share	$5.22		$5.22		$5.22		$5.22
Shares Issued	957,854		1,915,708		2,873,563		3,831,417
Capital Raised	$4,999,998		$9,999,996		$14,999,999		$19,999,997
Less: Offering Costs	$(837,000)		$(1,044,000)		$(1,251,000)		$(1,458,000)
Net Offering Proceeds	$4,162,998		$8,955,996		$13,748,999		$18,541,998
Net Tangible Book Value Pre-financing (as of December 31, 2024, audited)	$7,591,130		$7,591,130		$7,591,130		$7,591,130
Net Tangible Book Value Post-financing	$11,754,128		$16,547,126		$21,340,129		$26,133,127

Shares Issued and Outstanding Pre-Financing	50,376,643	(1)	50,376,643	(1)	50,376,643	(1)	50,376,643	(1)
Post-Financing Shares Issued and Outstanding	51,334,497	(2)	52,292,351	(2)	53,250,206	(2)	54,208,060	(2)

Net tangible book value per share prior to Offering	$0.151		$0.151		$0.151		$0.151
Increase/(Decrease) per share attributable to new investors	$0.078		$0.166		$0.250		$0.331
Net tangible book value per share after Offering	$0.229		$0.316		$0.401		$0.482
Dilution per share to new investors ($)	$4.991		$4.904		$4.819		$4.738
Dilution per share to new investors (%)	95.61%		93.94%		92.32%		90.76%

(1)	Assumes conversion of all issued preferred shares to common stock
(2)	Does not include any bonus shares issued as a result of this Offering

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the Company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the Company’s employees or marketing partners. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger Company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2022, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2023, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

USE OF PROCEEDS

Please see the table below for a summary of our intended use of proceeds from this Offering:

25% of Max Offering		50% of Max Offering		75% of Max Offering		Maximum Offering
Total Raise	$4,999,999	Total Raise	$9,999,996	Total Raise	$14,999,999	Total Raise	19,999,997
Proceeds from Transaction Fee	175,000	Proceeds from Transaction Fee	350,000	Proceeds from Transaction Fee	525,000	Proceeds from Transaction Fee	700,000
Commissions	837,000	Commissions	1,044,000	Commissions	1,251,000	Commissions	1,458,000
Net Proceeds	4,337,999	Net Proceeds	9,305,996	Net Proceeds	14,273,999	Net Proceeds	19,241,997

Percent Allocation	Category	Percent Allocation	Category	Percent Allocation	Category	Percent Allocation	Category
10%	Product Development	10%	Product Development	10%	Product Development	10%	Product Development
45%	Payroll	45%	Payroll	45%	Payroll	45%	Payroll
10%	General Administrative	10%	General Administrative	10%	General Administrative	10%	General Administrative
35%	Marketing	35%	Marketing	35%	Marketing	35%	Marketing

Because the Offering is a “best efforts,” we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

THE COMPANY’S BUSINESS

Our Business

Business & Market Opportunity

Miso develops leading-edge artificial intelligence (“AI”) and AI-driven robots that assist cooks in making food at restaurants, focusing particularly on the quick serve restaurant market.  The Company believes that it:

•	Marries AI capabilities and market momentum to power its food technology innovation;

•	Automates some of the least desirable, most repetitive, and most dangerous tasks in commercial kitchens;

•	Frees up labor to be redeployed into functions that bring restaurant operators more value; and

•	Assists with labor redeployment so that restaurant operators can support higher wages and better career growth for kitchen employees.

Miso considers its best and most impactful work to sit at the intersection of technology and humanity.

The Company was incorporated on June 20, 2016 as Super Volcano, Inc. under the laws of the State of Delaware, and then changed its name to Miso Robotics, Inc. on October 3, 2016.  Located just a few miles from its roots at Caltech, it is headquartered in Los Angeles, California.

In 2016, Miso helped create today’s food automation industry when it launched the first AI-powered, burger-flipping robot named “Flippy.”  Through its early efforts, Miso quickly discovered that a business opportunity existed which was actually far larger than flipping burgers – fried foods.  While even the busiest restaurants may cook only modest amounts of burgers each day, a great many restaurants serve French fries with almost everything.  Accordingly, staying true to its original mission, Flippy soon shifted to the fry station, and today can cook not only fries, but also onion rings, chicken nuggets, and all sorts of other fried food items.

Over the past twenty years, restaurant front-of-the-house operations have undergone massive innovation with the introduction of point-of-sale systems, AI order taking in the drive thru, mobile ordering, third party delivery, and online reservation platforms such as OpenTable (whose former President and Chief Technology Officer sits on Miso’s board of directors). Over that same period, however, the back-of-the-house operations have remained relatively unchanged.

Today, restaurant innovation is finally shifting to the kitchen.  We believe this change is heavily driven by restaurants’ urgent need to solve their growing inability to source and retain long-term kitchen labor, a problem which was further accelerated by the COVID-19 pandemic.  And we believe that this problem has become perhaps the single most important issue facing restaurants.  Further, with birth rates dropping materially in most countries around the globe,1 we believe this labor crisis stands to only become worse.

Additionally, we believe that daily advances in AI, rapidly escalating minimum wages (such as California’s recent switch to a $20 per hour minimum wage for restaurants), and the commoditization of robotics have combined to create massive momentum in the restaurant automation space.  We believe that Flippy’s automation of the fry station represents a potentially massive $4 billion revenue opportunity for Miso alone in a market that, importantly, still remains fragmented, underdeveloped, undercapitalized, and ripe with growth opportunities for a company with Miso’s first-mover advantage.

Miso has recently sharpened its product focus, evolved its leadership, and injected the cost and infrastructure disciplines necessary for rapid scaling and commercialization of its products.

AI Functionality

Flippy's core functionality leverages computer vision and machine learning models to seek to accurately identify various types of food items placed in its input bins through Miso’s Kitchen AI. Through real-time image analysis, Flippy classifies food types such as French fries or chicken tenders, enabling it to adjust cooking parameters dynamically based on the identified food type and preset user preferences.

Key highlights of Flippy's AI and machine learning applications include:

•	Food Recognition - Utilizing state-of-the-art image processing, Flippy can distinguish between different food items to dynamically adjust cooking parameters - such as timing and priority - based on the specific food type recognized, as well as pre-configured user preferences.

•	Self-Healing AI - Our Self-Healing AI allows Flippy to detect and resolve issues automatically using sensor data, which reduces downtime and the need for manual fixes.

•	Vision AI - Our improved Vision AI capabilities enable Flippy to detect, track, and handle its navigation with incredible precision. This technology ensures Flippy can operate seamlessly in all types of kitchen environments—even under challenging conditions.

•	Scheduling AI - Our new Scheduling AI helps Flippy divide the best order of tasks to speed up cooking, reduce wait times, and maintain food quality, while freeing up staff to focus on other important tasks.

AI Development

The Miso Kitchen AI is generally developed in-house using standard vision AI, machine learning, and neural networks technology and techniques. In some cases, the Company also leverages third-party AI tools that can improve the performance of its products. For example, through a collaboration with NVIDIA, Miso has used NVIDIA AI tools, such as NVIDIA’s CURobo (which is a development tool that can help smooth the motion of Flippy’s robotic arm) and NVIDIA’s Issac Sim (which allows the Company to develop and test its product features in a simulation platform prior to putting them into production). Miso has publicly announced its NVIDIA collaboration (https://misorobotics.com/newsroom/miso-to-enhance-kitchen-automation-using-nvidia-isaac-robotics-platform-and-ai-powered-vision-technology/), and was invited by NVIDIA to present on-stage at its 2025 GTC Conference about its collaboration with NVIDIA in a presentation led by Miso’s Chief Technology Officer.

Customers

Prior to entering into a long-term agreements with potential customers, Miso may undertake a pilot program to determine the best fit and use cases for integrating Flippy into the customers’ meal preparation procedures. In a pilot program, Miso will install a Flippy unit in one or more restaurants and gather data associated with the Flippy performance. Pilots are designed to be limited engagements, and they have typically lasted for approximately two years. To date, the Company has initiated five pilots, with one ongoing with Jack in the Box, Inc.

Typical terms of a pilot program include Miso’s obligation to provide the equipment for testing, training for personnel on the operation of the equipment, and support as needed. Each customer establishes its own key performance indicators for what defines a successful evaluation of the product.

After a customer completes an evaluation and an initial pilot program, we may then enter into a long-term master services agreement (“MSA”) under which the customer licenses the use of our technology for a longer period of time, and Miso provides the hardware, software, and support for the product. These MSAs generally include an initial multi-year term, under which Miso will invoice the customer on a monthly basis. We charge an ongoing monthly fee, and often an additional fee for delivery and installation. A form of the MSA is included as Exhibit 6.5.

The Company has entered into MSAs with the following customers:

NAME OF ENTITY	START DATE	END DATE
CaliBurger (CaliExpress by Flippy)	November 21, 2023	Uninstalled September 24, 2024
CaliBurger Westlake	November 30, 2021	Uninstalled December 2, 2024
CaliBurger Shoreline	August 31, 2021	Uninstalled December 3, 2024
White Castle Systems Inc	February 14, 2022	Ongoing

During the years ended December 31, 2024 and 2023, two customers accounted for a total of 100% and 86% of the Company’s revenue, respectively. Loss of either of these customers could have a material impact on the Company’s financial position. As of December 31, 2024, one customer, Jack in the Box accounted for 100% and as of December 31, 2023, two customers, CaliBurger and White Castle accounted for 86% of the Company’s accounts receivable.

Principal Products and Services

Miso’s signature product is “Flippy,” a cloud-connected AI platform that performs frying tasks in commercial kitchens. The product can fry all manner of foods and is designed with extensive AI skill sets and machine learning capabilities.

With automation, frying can be both improved and optimized through, among others:

•	temperature and cooking uniformity that creates a more consistently positive experience for customers;

•	sustainability benefits, including reduction of food waste and expensive frying oil usage;

•	increased employee safety, including reduction of injuries, workers’ compensation claims, and sick days;

•	redeployment of kitchen labor into higher value functions;

•	increase of speed of service and throughput; and

•	an enclosed cooking station that prevents cooking fumes and heat from entering the kitchen.

The Company recently focused on designing and delivering a new generation of Flippy to leverage Miso’s proprietary learnings and evolve Flippy into a more sophisticated product that can create the confidence needed for restaurants to move from experimentation to full-scale deployment across numerous locations. The Company did this by using three parallel workstreams: (1) engaging existing and potential restaurant partners in the design conversation in new ways; (2) leaning into strategic partnerships that can give us an advantage over our competitors; and (3) leveraging the experience of our team to build upon the early-stage spirit of Flippy’s original creators.

The result has been a significant evolution in the Flippy product, which is now half the size, twice as fast, 70% quicker to install, and far more reliable than its predecessor.

The Company believes that a single Flippy could create a gross positive margin impact of over $100,000 annually per location (depending upon annual sales) for restaurant owners by reducing the costs associated with labor, oil usage, and food waste, and increase revenue through faster speed of service and other factors.

As of April 29, 2025, Miso has 11 Flippy 2 and 4 next generation Flippy units leased to partners at White Castle and Jack in the Box. In late October 2023, White Castle publicly announced that it intends to include a Flippy “in nearly one-third of the company's approximately 350 brick-and-mortar White Castle restaurants.”2

The Company sells or leases its hardware, and also provides software as a service to the customer on a subscription basis. Customers may pay an upfront fee for shipping and installation. Customers purchase or lease Flippy units with monthly payments and have optional additional monthly recurring fees for upgraded and custom features and services. The Flippy unit includes the following:

•	Overhead rail structure
•	Robotics arm
•	Vision system
•	Tablet and kitchen analytics software
•	Flippy Control unit
•	Miso safety system
•	AutobasketTM system

The Company maintains ownership of the products it leases to customers, but does not for products it sells. For any service issue, the customer notifies the Company, which provides technical support and staff training. The Company pays for all repairs including replacement of parts for units under warranty, and regular covered maintenance of the equipment.

The Company continues to review and update its pricing and pricing models as its technology and the food technology market in general evolve.

Flippy has received certification by NSF International for meeting sanitation standards for commercial kitchen equipment and receives an NRTL approval to meet stringent electrical safety standards.

Miso’s Innovation Lab

Miso views its Innovation Lab as a research and development “sandbox” – a safe space to experiment with new ideas and cutting-edge research and design.  Leveraging today’s frenetic pace of AI evolution, Miso’s Innovation Lab is working to create first-ever solutions and new intellectual property (“IP”) to solve what it believes to be the restaurant industry’s most impactful problems.  With Miso’s engineers being experimentalists at heart, its Innovation Lab is where the Company plants its seeds – some of which will work, and some of which won’t.  But for the seeds that do sprout and prove a robust product-market fit, Miso can allocate future resources and infrastructure to support them in a de-risked fashion.

2 https://www.today.com/food/restaurants/white-castle-hire-100-robots-rcna16770

While Miso’s current early-stage products may have been piloted with certain restaurant partners, Miso solely owns and controls the substantial library of resulting IP and technology.  Going forward, Miso will execute Innovation Lab product development only when a restaurant partner is committed to also sharing the development costs of a specific product.  This strategy de-risks development, adds a cost-focused discipline, and mandates that restaurant partners have “skin in the game.”

The Company’s past experiments include, among others, automation related to beverage dispensing, tortilla chip frying, and coffee freshness.

Innovation Showroom

The primary effort for Miso’s Innovation Lab during 2024 was the launch of a summer “pop up” innovation showroom and test kitchen that featured Flippy in a real-world restaurant setting.  Located only one block from Miso’s laboratory and corporate offices in Los Angeles, CA, the Company’s innovation showroom was launched as a limited time, working restaurant operated under the name “CaliExpress by Flippy” with a mission to prove the ability to successfully operate a semi-autonomous kitchen of the future where humans and robots worked together. The industry has often talked about doing it, but Miso actually did it.  The restaurant was a joint effort with Miso’s long-time customer CaliBurger, a popular regional burger brand.

The “summer pop-up” restaurant and innovation showroom featured a working Flippy that cooked all the location’s fried items, and the décor featured a history of Flippy, including actual artifacts and photography from throughout Flippy’s evolution.  This initiative became an additional tool for demonstrating and validating Flippy’s operation in a live restaurant setting for potential Flippy customers and shareholders alike. This effort received national and international press attention that we believe elevated the value of Miso’s brand as the leader in kitchen AI and automation. The summer pop-up was wound down after the summer as intended. The Company does not currently intend to conduct additional pop-up events in the future.

Data

We believe that Miso has built and piloted more autonomous frying robots than all of its competitors combined. Through these efforts, Miso has gathered data detailing how AI and robotics frying products perform in actual kitchen environments, and the Company believes that it has gathered more actual kitchen data related to AI and robotics frying than any other company on the planet.

In 2023, Miso launched “Advanced Data Solutions.” The intention of Advanced Data Solutions is to:

•	Drive better internal decision making;

•	Provide proof of novel and actionable insights that improve Miso’s value to its partners; and

•	Create a valuable data and insights asset that can be monetized externally in the future.

Material Events

Ecolab Partnership & Strategic Investment

Pursuant to agreements dated March 10, 2023, the Company received a $15 million strategic investment from Ecolab, Inc. (“Ecolab”) in exchange of shares and warrants.  Ecolab is a global leader offering water, hygiene, and infection prevention solutions and services to thousands of restaurants, hotels, hospitality locations, and theme parks. As of December 31, 2024, Ecolab reported having over 47,000 employees, 6,000 of which are focused on sales.  This partnership has resulted in:

•	An established, dedicated sales team for Flippy within Ecolab’s sales operation.

•	Product development collaborations.

•	Creating other upcoming initiatives.

We’ve grown our strategic partnership with our investor, Ecolab, through establishing a dedicated sales team for Flippy within Ecolab’s massive sales operation (in addition to Miso’s own sales team), working on product development collaborations, and creating other upcoming initiatives.

Strategic Collaborations

The Company regularly collaborates with major technology partners whereby it can receive unique access to new technology, expertise, and other benefits. Strategic collaboration partners include, among others, NVIDIA (NASDAQ: NVDA) and Amazon (NASDAQ: AMZN).

Intellectual Property

As of April 29, 2025, Miso owns over 27 patents in various stages, which include 14 issued, 6 published, 1 allowed and 6 pending patents. Other patent filings are in process. Miso leverages these patents and its other proprietary data across Flippy and its Miso Innovation Labs products.

Employees & Awards

Miso employs a respected team of roboticists, engineers, and industrial designers that has included talent from, among others, Caltech, Cornell, MIT, Carnegie Mellon, UCLA, Harvey Mudd, Art Center, NASA, Microsoft, Motorola, Zoox, Amazon, iRobot, Nokia, and SpaceX.  Miso currently has approximately sixty-one full-time employees and two part-time employees.

The Company and its team have received awards that include the 2025 Murtec Innovator Award for Hospitality Technology, 2024 Most Loved Workplace in Newsweek, 2024 Products That Count Leader, 2024 Los Angeles Business Journal’s LA500, 2023 Most Innovative Company by Fast Company, 2022 Most Innovative Company by Fast Company, 2022 Best Paper Finalist for Industrial Robots Research for Applications at IROS, and 2021 Startup of the Year by HackerNoon.

Manufacturing

Miso currently assembles Flippy using various third-party assembly and services partners.

Flippy currently utilizes a robotic arm, and a rail, which is agnostic to rail motor manufacturers.

The components used to create Flippy are sourced through various licensed distributors or are created by Miso itself.  Along with constantly developing new components and parts, Miso is currently evaluating vendors for manufacturing Flippy.

The strategy for manufacturing may change over time depending upon production volumes and commitments.

Market

Currently, there is turmoil in the restaurant industry. We believe the quick serve restaurant sector shoulders a large amount of this turmoil. Specifically, we have seen:

•	An inability to hire a sufficient number of employees to work in kitchens.

•	During April 2024, the state of California increased the minimum wage for restaurant employees to $20 per hour and will likely have an additional increase during 2025.

•	Twenty-five other states have also raised their minimum wages during 2024 and 2025.

•	Increased menu pricing has caused consumers to turn away and revenues to decline.

•	From January 1, 2023, through September 2024, seventeen restaurant chains and large operators declared bankruptcy.

Despite these series of events, we believe this fact pattern poses a unique opportunity for Miso to utilize its automation and technology for the benefit of the quick serve restaurant sector.

Competition

There are several competitors who have built robotic machines for use in kitchens. Along with a first-mover advantage in the space, we believe that Miso Robotics offers a more versatile solution that better meets the needs of commercial kitchen environments, and is backed by our much larger collection of data from real world experimentation.  Competitors include:

•	Nala Robotics – A developer of kitchen automation products, including a dishwasher, frying machine, pizza-making station, and fully automated multi-cuisine chef.

•	Hyphen – A designer and builder of makelines that automate food production to increase efficiency in the kitchen.

•	Lab2Fab – A restaurant and bar management platform that uses robotics, machine learning, and augmented reality to improve both front-of-house and back-of-house operations.

•	Picnic – A developer of a robotic food system designed to automate the pizza-making process.

•	Middleby – A longtime manufacturer and distributor of traditional kitchen equipment, which is hoping to innovate through various automation initiatives.

Property

The Company leases its main office at 680 E Colorado Blvd, Suite 330, Pasadena, CA, which serves as its corporate headquarters. The Company also leases space across the street at 650 E Green St, Pasadena, CA, which is used as a research and development laboratory and test kitchen. The leases on the properties have a term of 18 months and 5 years, and began on September 1, 2023, and November 1, 2021, respectively.

Litigation

On January 31, 2023, a former employee filed a legal claim against the Company in Los Angeles County Superior Court for wrongful termination. The Company denies any merit to the claim for wrongful termination and, in conjunction with its insurance carrier, is defending against the action. As of April 29, 2025, the Company is engaged in discovery and is awaiting a trial date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the Company’s consolidated financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Fiscal Years Ended December 31, 2024 and 2023

Results of Operations

Miso’s operating expenses primarily consist of research and development, sales and marketing, and general and administrative costs. For the year ended December 31, 2024, total operating expenses were $19,567,496 compared to $20,932,640 for the year ended December 31, 2023. This reflects a continued effort to optimize operations and maintain cost discipline, while supporting the strategic focus on the Flippy platform.

Research and development (“R&D”) costs totaled $7,961,749 for the year ended December 31, 2024, compared to $9,986,149 for the year ended December 31, 2023, a reduction of approximately 20.3%. This decrease is primarily attributed to optimization of technical resources and selective investment in the next-generation Flippy product line. Additionally, the Company changed its focus to be solely on next-generation Flippy rather than multiple product lines such as CookRight Coffee and Flippy Lite. The Company also has approximately $908,000 of research and development credits that will expire in 2029, if unused.

Sales and marketing expenses were $4,125,204 in 2024, compared to $571,222 in 2023, representing an increase due to expanded promotional campaigns and digital outreach under Regulation A and D offerings.

General and administrative expenses were $7,480,543 in 2024, down from $10,375,269 in 2023, reflecting successful cost-reduction measures and outsourcing of certain administrative roles.

For the year ended December 31, 2024, Miso generated $384,676 in net revenue, compared to $492,570 for the year ended December 31, 2023. The decrease in revenue is attributed to fewer customer installations while it designed its next generation Flippy, as well as discontinued partnerships with CaliBurger and Panera.

The following table presents the Company's revenue disaggregated by revenue source:

	Year Ended
	December 31,
	2024	2023
Hardware installation fees	$10,000	$126,000
Hardware & software usage fees	374,676	366,570
	$384,676	$492,570

Our cost of net revenue was $1,625,972 resulting in a gross loss of $1,241,296 in 2024. This includes an impairment charge of $527,635 related to obsolete inventories under a finance lease. In comparison, the gross loss in 2023 was $762,276. As part of ongoing improvements, Miso continues to release software updates and optimize installation logistics.

Liquidity and Capital Resources

As of December 31, 2024, the Company had cash and cash equivalents of $5,306,910 compared to $6,849,946 as of December 31, 2023. Cash remains the largest component of our current assets, followed by inventory and prepaid expenses. The Company remains reliant on investor financing to support its operations and anticipates raising additional funds through Regulation A and Regulation D offerings in 2025.

Inventory increased from $779,500 at December 31, 2023 to $1,754,107 at December 31, 2024, as we acquired additional raw materials to meet increased expected demand from both existing customers and new potential customers.

The net value of property and equipment decreased from $962,119 in 2023 to $694,746 in 2024, primarily due to depreciation and asset disposal. Depreciation expense for the year totaled $388,369.

Right-of-use assets for operating leases decreased from $872,571 in 2023 to $502,681 in 2024. Finance lease right-of-use assets decreased to $4,519,626, reflecting amortization and impairment of previously capitalized assets.

Accounts payable decreased to $428,071 at the end of 2024, from $825,534 in 2023. Current portion of right-of-use liabilities for operating leases declined to $295,162 in 2024 from $407,162 in 2023, while current portion of finance lease liabilities increased from $2,097,860 in 2023 to $2,339,317 in 2024. While our current assets exceeded current liabilities by approximately $4 million as of December 31, 2024, continued reliance on external funding sources is expected in order to support ongoing operations.

Ally Robotics Note

In November 2021, the Company became a founding stockholder in Ally Robotics, Inc., (“Ally”) a Delaware corporation whereby the Company was issued 6,600,000 shares of Ally’s common stock in exchange for a 93% interest in Ally. As such, Ally became a subsidiary of the Company. Ally was formed to build affordable, safe, lightweight, and smart robotic arms for the restaurant industry. Through August 31, 2023, the Company held a 55.92% interest in Ally.

On September 1, 2023, Miso disposed of all of its Ally shares in exchange for a cash payment of $660. Also as a result of these negotiations, but not included in the consideration exchanged in the deconsolidation transaction as the note was previously outstanding in the same amount, was an existing note receivable for $1,336,742 from Ally that is due and payable on August 31, 2026 (“Ally Note”). The Ally Note matures on August 31, 2026, and is secured by all of Ally’s assets, including its intellectual property and inventory. As of December 31, 2023, accrued interest on the Ally Note was $36,241 and the full principal amount written off. On January 30, 2024, the Company received an interest payment of $45,449 that covered the time frame of September 1, 2023, to January 31, 2024. As of December 31, 2024, the accrued interest outstanding was $36,241.

Cash Flows

For the year ended December 31, 2024, net cash used in operating activities was $18,757,824, compared to $22,804,413 in 2023. This improvement was the result of operational efficiencies and disciplined spending.

Net cash used by investing activities totaled $132,309, primarily from proceeds of disposals and repayments from related party notes. This compares to $1,110,513 provided by investing activities in 2023.

Net cash provided by financing activities totaled $17,347,097 in 2024, reflecting continued fundraising through equity offerings.

Previous and Current Financing

The following summarizes the Company’s financing history:

2025 Regulation CF Offering

On January 28, 2025, the Company commenced an offering under Regulation CF which terminated in April 2025. Under that offering, the Company filed to sell up to 4,830,915 shares of Common Stock, plus issue up to 49,075 Bonus Shares (as defined in that Form C offering statement), for an aggregate of 4,879,990 shares. As of the close of that offering, the Company received gross proceeds of $4,913,241, including investor fees.

2025 Regulation D Offering

On January 28, 2025, the Company opened an offering under Rule 506(c) of Regulation D, seeking up to $1,500,000. As of April 29, 2025, the Company has received gross proceeds of $329,336.

2024 Regulation A Offering

On March 27, 2024, the Company received a notice of qualification for an offering pursuant to Regulation A. Under that offering, the Company may sell up to 5,030,181 shares of Common Stock, plus issue up to 503,018 Bonus Shares (as defined in that offering statement), for an aggregate of 5,553,199 shares. Under the offering, the Company sold 4,213,527 shares of common stock and 139,682 bonus shares of common stock for aggregate proceeds of $21,253,745, including $312,516 in ancillary fees. The Company incurred in aggregate $1,349,453 in offering costs. The Regulation A offering closed on October 18, 2024.

2024 Regulation D Offering

On March 1, 2024, the Company conducted stock offerings pursuant to Regulation D. Under that offering, the Company sold 240,454 shares of common stock and 7,186 bonus shares of common stock for aggregate proceeds of $1,224,993 including $29,876 in ancillary fees. The Company incurred in aggregate $104,118 in offering costs. The Regulation D offering closed on October 31, 2023.

Subscription Receivable

At year end December 31, 2024, the Company recorded $471,283 of subscription receivable from the Regulation A offering.

Options

During the year ended December 31, 2024, option holders exercised options into 21,733 shares of common stock for proceeds of $20,906.

2023 Stock Purchase Agreement & Issuance of Warrants

On March 10, 2023, Miso and Ecolab entered into a stock purchase agreement whereby Miso agreed to sell and issue 3,015,323 shares of Series A-1 Preferred Shares and warrants to Ecolab for a total purchase price of $15,015,000. Use of the funds includes product development and other operating expenses. The securities were sold pursuant to Rule 506(c) of Regulation D.

Furthermore, Ecolab was issued warrants which allow it to purchase up to 3,015,323 shares of Series A-1 Preferred Stock (at a per share price of $4.97) or other preferred stock. If the warrants are exercised for the latter, then the price per share shall be the number of shares equal to $15,000,001 divided by the lesser of the “original issue price” of such other preferred stock and $4.9745920, in each case, prior to (or in connection with) the expiration of these warrants, which will no longer be exercisable as of 5:00 p.m., Pacific time, on March 10, 2033.

In May 2023, the Company issued warrants to J&R Pikover Family Trust that allow it to purchase up to 11,765 shares of Common Stock with an exercise price of $4.25 per share. The warrants vest in tranches through February 2024, and expire June 2033.

In May 2023, the Company issued warrants to Jake Brewer, allowing the purchase of up to 12,500 shares of Common Stock with an exercise price of $4.25 per share. The warrants expire in June 2033.

2023 Regulation CF

On October 12, 2023, Miso completed a Regulation CF offering of Common Stock and issued 981,658 shares for gross proceeds of $4,985,539. Additionally, Miso issued 43,313 bonus shares. In connection with the raise, Miso incurred issuance costs of $424,915 in 2023. Miso issued the shares at a price per share of $4.97.

Indebtedness

As of December 31, 2024, the Company had the following indebtedness:

Name	Amount Outstanding	Interest Rate		Start Date		Maturity Date
Farnam Street Financial	$1,322,986	4.07%		8/1/2022	(1)	1/31/2026	(1)
Camber Road Partners	$2,036,963	25.04%		9/1/2023	(2)	8/31/2026
Bit Playhouse LLC	$27,536	8.50	%(3)	9/1/2023		2/28/2025
J. and R. Pikover Family Trust	$503,273	3.25	%(3)	11/1/2021		10/31/2026

(1) Start date of fixed monthly rental payments; interim payments were made starting April 2022. In 2024, the Company extended this lease with Farnam Street Financial for an additional year.

(2) Start date of fixed monthly payments were made starting September 2023; interim payments were made starting August 2022.

(3) Interest rates are 8.50% and 3.25% used to capitalize the stream of real estate lease payments on both these leases.

Previous Offerings of Securities

We have made the following issuances of securities within the last three years:

Date of Previous Offering	Offering Exemption Relied Upon	Type of Securities Offered	Amount of Securities Sold		Use of Proceeds
February 10, 2022	Regulation A+ Rule 506(c) of Regulation D	Series E Preferred Convertible into Common Stock(1)	$35,640,027	(2)	Working capital
March 10, 2023	Rule 506(c) of Regulation D	Series A-1 Preferred Stock	$15,000,000		Working capital
October 12, 2023	Regulation CF	Common Stock	$4,985,539		Working capital
August 1, 2023	Rule 506(c) of Regulation D	Common Stock	$1,195,056		Working capital
March 27, 2024	Regulation A+	Common Stock	$20,941,229		Working capital
January 28, 2025	Regulation CF	Common Stock	$4,913,241		Working capital
January 28, 2025	Rule 506(c) of Regulation D(3)	Common Stock	In progress		Working capital

(1) All shares sold in the Regulation A+ and Regulation D identified offerings were converted into Common Stock in the 2022 Stock Conversion.

(2) Combined Regulation A+ and Regulation D.

(3) The Company is in the process of raising a Regulation D fundraise, from which it expects to collect less than $1.5 million.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $20,930,271 and $24,452,313 for the years ended December 31, 2024 and 2023, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2024 and 2023. As of December 31, 2024, the Company had an accumulated deficit of $134,242,084 and cash of $5,306,910, relative to negative operating cash flows of $18,757,824 in 2024. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. The Company plans to continue raising capital in 2025 to fund its cash flow needs through the issuance of stock. No assurance can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Plan of Operations and Trends

In 2025, Miso has been and intends to continue to focus on:

•	Optimizing and improving the newest generation of Flippy;

•	Improving Flippy customer support through more responsive offerings for 24/7 remote support, regular unit maintenance, and improved employee training for existing customers, while also optimizing remote support to reduce the costs associated with these services;

•	Continuing our implementation of cost discipline and optimization, including by seeking to offshore certain roles;

•	Executing maintenance and expansion (through new filings) of our library of patents and IP;

•	Optimizing our data gathering and analysis to drive both improved internal decision-making and exploration of external monetization opportunities;

•	Installations of the new generation of Flippy, such as recent installations at Jack in the Box and White Castle

•	Building out new pricing strategies for Flippy.

Subsequent Events

The Company’s subscription receivables of $471,283 at year end 2024 related to its Regulation A offering were received in February 2025.

On January 28, 2025, the Company commenced an offering under Regulation CF which terminated in April 2025. Under that offering, the Company filed to sell up to 4,830,915 shares of Common Stock, plus issue up to 49,075 Bonus Shares (as defined in that Form C offering statement), for an aggregate of 4,879,990 shares. As of the close of that offering on March 20, 2025, the Company received gross proceeds of $4,913,241, including investor fees.

On January 28, 2025, the Company opened an offering under Rule 506(c) of Regulation D, seeking up to $1,500,000. As of April 29, 2025, the Company has received gross proceeds of $329,336.

As of March 1, 2025, the Company completed an equipment removal rider with Camber Road Partners, a provider of leased equipment, to return 40 dispensers and 87 mini-computers. The total cost of this return is $309,495.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term in Office

Executive Officers
Richard Hull	CEO & President	55	Indefinite, appointed May 2023
Bachir Kharraja	CTO	57	Indefinite, appointed November 2023
Robert Lunny	CFO	58	Indefinite, appointed July 2024
Alana Abbitt	CPO	38	Indefinite, appointed January 2023
Directors
Richard Hull	Director	55	Indefinite, appointed October 2024
Joseph Essas	Director	50	Indefinite, appointed December 2019
Thomas Bruderman	Director	53	Indefinite, appointed March 2020
John Miller	Director	45	Indefinite, appointed November 2022
Significant Employees
Jeremy Spring	VP of People	48	Indefinite, appointed August 2024

Richard Hull, Chief Executive Officer

Richard Hull is a CEO, founder, and investor with a 25-year history of operating and scaling successful technology and media companies. He's a founder of the ViX streaming service (formerly known as Pongalo), the first and largest streaming service for Spanish speakers, which was acquired in 2021 by TelevisaUnivision. Named by Apple as its 2022 TV App of the Year, ViX features 50,000 hours of films and TV shows, exclusive live soccer, and premium original content. At TelevisaUnivision, Rich managed a $1.5 billion P&L, and led most of the company’s first significant digital distribution deals with players such as Amazon, Roku, and others. For ViX, Variety awarded him its Dealmaker of the Year honors; Forbes named him to its Forbes 1000 list of America's top entrepreneurs; and OTT.X, the trade organization of Hollywood's streaming industry, awarded him its OTT.X Hero Award. Previously, Rich was founder and CEO of Avalanche! Capital, where he built a portfolio of 30 successful tech and media investments, and acted as adviser on over $1 billion of deals with Disney, Netflix, and others.

Bachir Kharraja, Chief Technology Officer

Bachir Kharraja holds two PhD's, the first in Physics and the second in Astrophysics, along with a master’s degree, and he has held senior roles at large and small companies that include Motorola, iRobot, and Bluefin Robotics.  He has extensive experience developing software and robotics, and he was most recently CTO of skyTran, where he evolved an academic research project born in a NASA laboratory into a launchable jet-like vehicle for urban transportation.

Robert Lunny, Chief Financial Officer

Robert Lunny is an operationally oriented finance executive with over 20 years of experience managing scale up environments as well as turnaround situations, building scalable infrastructure and systems, recruiting and mentoring high performing teams, leading cross-functional teams to achieve strategic objectives. He has held several CFO positions at venture capital-backed early-stage to middle market companies. Most recently he was the CFO at DYPER, from 2020 to 2024. Prior to this, he was with Hat Club from 2013 to 2017 and Green Light Cost Management from 2009 to 2013.

Alana Abbitt, Chief Product Officer

Alana Abbitt leads product development of Miso’s current portfolio and innovation initiatives under co-development agreements. Prior to joining Miso, Alana worked at Amazon where she built and ran the services organization for consumer electronics and IoT company, Ring, both before and after its acquisition by Amazon.  At Ring, she was responsible for the product strategy, including P&L and go-to-market, in over 200 markets. Throughout her career, Alana has worked in startups and public companies in the tech industry building and scaling service-based businesses. She holds a bachelor's degree from USC Marshall School of Business and an MBA from NYU Stern.

Joseph Essas, Director

Joseph Essas was formerly President and Chief Technology Officer at OpenTable (part of Booking Holdings). In his role, Joseph oversaw all Product Development and Engineering initiatives at the company, as well as Data Science and Operations. Prior to joining OpenTable, Joseph served as the Chief Technology Officer for eHarmony, where he was responsible for overseeing and guiding the technical development, operation and growth of the Company. Previously, Mr. Essas served as Vice President of Engineering of Yahoo!, where he managed engineering teams for the search marketing division. Mr. Essas attended Jerusalem College of Technology.

Thomas Bruderman, Director

Thomas Bruderman is a founder and Managing Partner of MAG Ventures, an early to mid-stage venture fund. Mr. Bruderman founded MAG Ventures in 2007. Prior to founding MAG, he was Senior Equity Trader and responsible for the entire healthcare group at Fidelity Investments (FMR) in Boston, Massachusetts. During his seven-plus years at Fidelity, from 1998 to 2005, Mr. Bruderman’s responsibilities included trading, personnel management and investment research and analysis. Before being recruited to Fidelity Investments, Mr. Bruderman was Managing Director and Head of Equities at Merit Capital, a Connecticut-based boutique Investment Bank.

Mr. Bruderman previously served as a registered representative with a subsidiary of Fidelity from 1999 to 2004. In April 2006, Mr. Bruderman was barred from association with any FINRA member firms following a non-appearance at an interview with FINRA representatives. Mr. Bruderman was further sanctioned by the SEC in March 2008 and April 2011 for receiving undocumented compensation related to his activities placing orders for securities transactions, and failing to disclose certain conflicts of interest.

Additionally, Mr. Bruderman is Chairman of AI based cybersecurity company DarkLight and Vice-Chairman and Corporate Secretary of emerging media company, Allyance Media Group. Mr. Bruderman has over twenty-five years of experience in the finance and asset management industry, spanning both financial structuring and operational experience. He earned a BS in Finance from Providence College.

John Miller, Director

John Miller is the CEO of PopID and the Chairman of Cali Group, a holding company focused on technology investments in the restaurant and retail industries. Through Cali Group, he has been a co-founder and seed investor in Cali Group’s portfolio companies, including: CaliBurger, Super League Gaming (Nasdaq: SLGG), Miso Robotics, Kitchen United, Vyblee, and PopID. Prior to starting Cali Group, John was an early employee at Arrowhead Pharmaceuticals (NASDAQ: ARWR) and helped grow it over 8 years. John graduated Order of the Coif from Stanford Law School in 2003.

Jeremy Spring, Vice President of People

Jeremy J. Spring serves as the Vice President of People at Miso Robotics, overseeing Human Resources, Facilities, Talent Acquisition, and professional development initiatives. With over 15 years of leadership experience in talent acquisition, HR and organizational development, Jeremy has played a pivotal role in building thriving, innovative teams in technology-driven environments.

Prior to joining Miso Robotics, Jeremy held senior talent acquisition roles at prominent technology companies, including Astra Space, Virgin Hyperloop, and Uber Technologies among other established and startup technology companies. At Astra Space, a space launch company known for becoming the fastest aerospace startup to successfully launch a rocket into orbit, Jeremy managed a $6m talent acquisition budget during an aggressive post-IPO hiring ramp. He led the effort in attaining headcount growth from 150-400 full-time employees in FY 22.

At Virgin Hyperloop, Jeremy managed Talent Acquisition and People strategy for US & International (UAE) offices, growing the organization by 3.5X in FY21, improving overall product design & capabilities.

At each company Jeremy’s been, he’s created high-impact People & Talent Strategies and implemented scalable processes for technical and executive recruiting, Human Resources, and professional development for a diverse, world-class Engineering and Professional teams.

He is also the Co-Founder of Élever Professional, LP, a boutique recruitment consultancy specializing in strategy and executive search, and James Lincoln Athletics, a sporting goods company in the Premium Baseball category. Jeremy holds a Master of Fine Arts in Fiction from Texas State University and a Bachelor of Arts in English from the University of Washington.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2024, the Company’s three highest compensated executive officers and directors were:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Richard Hull	Chief Executive Officer	$365,000	$0	$365,000
Bachir Kharraja,	Chief Technical Officer	$290,000	$0	$290,000
Alana Abbitt	Chief Product Officer	$265,000	$0	$265,000

Stock Plans

Super Volcano, Inc. 2016 Stock Plan

The Company has adopted the Super Volcano, Inc. 2016 Stock Plan (“2016 Plan”), as amended and restated, which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2016 Plan was 3,264,842 shares as of December 31, 2024. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amount granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2016 Plan’s inception. As of December 31, 2024, there were 2,526,176 shares available for grant under the 2016 Plan. Stock options granted under the 2016 Plan typically vest over a four-year period.

Miso Robotics, Inc. 2017 Stock Plan

The Company has adopted the Miso Robotics, Inc. 2017 Stock Plan (“2017 Plan”), as amended and restated, which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. On December 4, 2024, the Company increased its shares reserved in the Miso Robotics 2017 Stock Plan by 11 million. The number of shares authorized by the 2017 Plan was 19,068,774 shares as of December 31, 2024. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options and restricted common stock comprise all of the awards granted since the 2017 Plan’s inception. As of December 31, 2024, there were 15,114,523 shares available for grant under the 2017 Plan. Stock options granted under the 2017 Plan typically vest over a four-year period.

The total grant-date fair value of the options granted during the years ended December 31, 2024 and 2023 was $536,781 and $733,513, respectively. Stock-based compensation expense for stock options of $451,777 and $467,822 was recognized under FASB ASC 718 for the years ended December 31, 2024 and 2023, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to $475,905 and $1,413,561 as of December 31, 2024 and 2023, respectively, and will be recognized over a weighted average period of 3.37 years as of December 31, 2024.

Restricted Common Stock

As of December 31, 2024 and 2023, the Company had 2,234,015 restricted shares of common stock outstanding under the option plans. As of December 31, 2024 and 2023, 2,184,796 and 2,158,546 shares were vested, respectively. The Company recorded stock-based compensation expense of $48,825 and $57,491 in the consolidated statements of operations for the years ended December 31, 2024 and 2023 respectively. Unrecognized stock compensation outstanding on these grants was $91,547 as of December 31, 2024.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of December 31, 2024, Miso’s voting securities that are owned or controlled by our executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Title of Class	Name of Holder and Address	Amount and nature of ownership		Amount and nature of ownership and acquirable ownership		Percent of Class (1)
Common Stock	Future VC SPV, LLC (2) 1661 E Franklin Ave El Segundo, CA 90245	9,073,549		10,241,716	(3)	13.478%
Common Stock	CCC HelloTech, LP (2) 1661 E Franklin Ave El Segundo, CA 90245	1,407,223		1,407,223		1.852%
Common Stock	Canyon Creek Capital II, LP (2) 1661 E Franklin Ave El Segundo, CA 90245	1,050,000		1,050,000		1.382%
Common Stock	Future VC, LLC (2) 1661 E Franklin Ave El Segundo, CA 90245	1,365,098		1,365,098		1.796%
Series A-1 Preferred Stock	Ecolab, Inc. (4) 1 Ecolab Place St. Paul, Minnesota 55102	3,015,323		6,030,646	(5)	100%
Common Stock	Richard Hull	20,609,532		20,609,532	(7)	27.121%
Common Stock	James Jordan	1,431,381	(6)	2,323,126	(8)	3.057%
Common Stock	Joseph Essas	105,000		126,000	(9)	0.166%
Common Stock	Thomas Bruderman	0		298,869	(9)	0.393%
Common Stock	John Miller	340,235		340,235	(9)	0.448%
Common Stock	Bachir Kharraja	0		200,000	(9)	0.263%
Common Stock	Alana Abbitt	0		200,000	(9)	0.263%
Common Stock	Robert Lunny	0		200,000	(9)	0.263%
Common Stock	Officers and Directors as a Group	38,397,341	(10)	44,392,445	(11)	58.419	%(12)

(1)	This column includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.
(2)	James Jordan has the voting power with respect to the shares of Common Stock.
(3)	This amount represents the aggregate number of Common Stock shares that are currently owned (as shown in the first column) and acquirable, with the latter being acquirable solely via warrants to purchase Common Stock.
(4)	Ross Skadsberg, Ecolab’s Vice President of Growth Ventures, has the voting power with respect to the shares of Series A-1 Preferred Stock.
(5)	This amount represents the aggregate number of Series A-1 Preferred Stock shares that are currently owned (as shown in the first column) and acquirable, with the latter being acquirable solely via warrants to purchase Series A-1 Preferred Stock.
(6)	This amount represents (i) 105,000 shares which are owned by IRA Services Trust Company (custodian for the benefit of James Jordan); and (ii) 1,326,381 which are owned by Mr. Jordan.
(7)	This amount represents 20,609,532 shares of Common Stock, which DealMaker Transfer Agent acts as transfer agent and on behalf of which Mr. Hull is entitled to vote via a voting proxy to the Company’s current President to which certain current crowdfunding investors previously agreed upon purchase of their shares and which is substantially the same as the voting proxy included in this Offering. More information on such proxy in relation to this Offering is included herein under various sections, including those related to Offering Terms, Risks Related to the Securities in this Offering, and Voting Rights and Proxy.
(8)	This amount represents the number of Common Stock shares shown in the first column, plus shares that are acquirable by Mr. Jordan, with the latter being acquirable as follows: (i) 742,266 shares via warrants to purchase Common Stock; and (ii) 149,479 shares via options to purchase Common Stock (some of which remain unvested as of the date set forth above).

(9)	This represents the aggregate number of Common Stock shares that are owned (as shown in the first column) and acquirable, with the latter being acquirable solely via options to purchase Common Stock (some of which remain unvested as of the date set forth above).
(10)	This amount represents the total shares voted by Officers and Directors as a Group as follows: (i) 1,876,616 shares owned by Officers and Directors as a Group; and (ii) 20,609,532 shares voted by Mr. Hull pursuant to the explanations above.
(11)	This amount represents the total shares voted by Officers and Directors as a Group as follows: (i) 3,688,230 shares owned and acquirable by Officers and Directors as a Group; and (ii) 20,609,532 shares owned and acquirable by the entity on behalf of which Mr. Hull votes pursuant to the explanations above.
(12)	This amount refers to the percentage of the Common Stock.

The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding number of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Loans

In July 2022, the Company entered into a note receivable agreement with Future VC, LLC, a related party under common control, for a principal amount of $1,500,000. On June 26, 2023, the Company signed an omnibus agreement, reducing the interest rate from 12% to 3% as of January 1, 2024, considering the 25,000 warrants granted to Miso Robotics. The note earns interest at 17% per annum on the outstanding principal balance of the note and on all unpaid interest from the date of default, payable on demand. The note matures on the earlier of a) October 5, 2022 or b) at the closing of the next equity financing, at the Company’s election. As of December 31, 2024 and 2023, the outstanding principal was $266,403 and accrued interest was $11,435 and $37,504, respectively. On July 24, 2024, the Company received a payment of $35,000 related to the origination and legal fees of the loan. The outstanding loan and related accrued interest receivable was included as a contra-equity on the consolidated balance sheet as the amounts are still outstanding as of the issuance date of these consolidated financial statements. Interest income of $8,931 and $70,757 was recorded on this note for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2023, the Company had a note receivable of $1,336,742 and accrued interest of $36,241 with Ally Robotics, which was written off and included in the discontinued operations. The outstanding balance was fully reserved for against bad debt expense in 2023. On January 30, 2024, the Company received an interest payment of $45,449 that covered the time frame of September 1, 2023, to January 31, 2024. As of December 31, 2024, the Company had a balance of $0 and accrued interest of $36,241 outstanding.

In 2023, the Company was granted warrants to purchase 25,000 shares of stock in Vebu Labs, a related party, with an exercise price of $5.57 per share, expiring in 2033. The Company determined the value of such was trivial and therefore did not record an associated asset.

SECURITIES BEING OFFERED

General

The Company is offering Common Stock to investors in this Offering. Under this Offering Statement, of which this Offering Circular is part, the Company is qualifying up to 3,831,417  shares of Common Stock plus up to 306,513 Bonus Shares, for an aggregate of 4,137,930 shares. The shares sold in this Offering will be subject to an irrevocable proxy whereby all voting rights will be held by the Company’s President.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Eighth Amended and Restated Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Report is a part. For a complete description of our capital stock, you should refer to our Eighth Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

Our authorized capital stock consists of:

●	80,000,000 shares of Common Stock, $0.0001 par value per share.

●	11,684,802 shares of Preferred Stock, $0.0001 par value per share.

●	11,056,183 shares of authorized Preferred Stock are to be designated as Series A-1 Preferred Stock.

As of December 31, 2024 and 2023, there were 47,361,320 and 42,874,850 shares of Common Stock issued and outstanding, respectively.

Common Stock

General

The dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock.

Voting Rights and Proxy

Each holder of the Company’s Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholder, except as provided by law or by the other provisions of the Eighth Amended and Restated Certificate of Incorporation.

In this offering, the subscription agreement that investors will execute grants an irrevocable proxy to the Company’s President to (i) vote all securities held of record by the investor (including any shares of the Company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the President determines is necessary or appropriate at the President’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the President for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock sold in this offering. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investor becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years from the date of execution of the subscription agreement.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Preferred Stock simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Preferred Stock, as detailed in the Restated Certificate of Incorporation. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A-1 Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

Series A-1 Preferred Stock

General

The company has authorized the issuance of Series A-1 Preferred Stock, which contains preferences, and privileges as further described below.

Dividend Rights

The Company is not allowed to declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A-1 Preferred Stock then outstanding first receive, or simultaneously receive, on a pari passu basis, a dividend on each outstanding share of Series A-1 Preferred Stock subject to the terms of the Series A-1 Certificate of Designation.

Conversion Rights

Voluntary Conversion. Each share of Series A-1 Preferred Stock is convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into the number of fully paid and non-assessable shares of Common Stock as is determined by dividing the original issue price of $4.9779468 by the applicable conversion price in effect at the time of conversion.

Mandatory Conversion. Each share of Series A-1 Preferred Stock will automatically convert into the Common Stock of the Company at the conversion terms above in the event of a sale of shares of Common Stock to the public at a price of $24.89 per share.

Voting Rights and Protective Provisions

The holders of the Series A-1 Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-1 Preferred Stock would convert on all matters submitted to a vote of the stockholders.

The Series A-1 Preferred Stock includes protective provisions that require that the Company, before taking certain actions, must first obtain the approval of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock. Such events include liquidation or winding up of the Company, amending the certificate of incorporation, creating additional classes of shares of the Company, redeem any shares of the Company, pay dividends, or change the number of members of the Board of Directors.

Right to Receive Liquidation Preferences

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series A-1 Preferred Stock are entitled to receive the amount invested, out of available funds of the Company, prior to any distributions being made to holders of Common Stock, such as the investors in this offering.

Anti-Dilution Protection

Holders of Series A-1 Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Series A-1 Preferred Stock. If equity securities are subsequently issued by the Company at a price per share less than the Conversion Price of a series of Preferred Stock then in effect, the Conversion Price of the affected series of Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Eight Amended and Restated Certificate.

Exclusive Jurisdiction

Under Article 12 of our Eighth Amended and Restated Certificate of Incorporation, the sole and exclusive judicial forum for the following actions will be the Court of Chancery of the State of Delaware:

(1) Any derivative action or proceeding brought on behalf of the Company;

(2) Any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders;

(3) Any action asserting a claim against the Company arising pursuant to any provision of the Delaware General Corporation Law or certificate of incorporation, or bylaws; or

(4) Any action asserting a claim against the Company governed by the internal affairs doctrine.

Notwithstanding the foregoing, if, for any reason, the Delaware Chancery Court does not have jurisdiction over an action, then the action may be brought in other federal or state courts with appropriate personal or subject matter jurisdiction.

We believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time traveling to any particular forum so they may continue to focus on operations of the company.

Under the terms of Article 12 of our Eighth Amended and Restated Certificate of Incorporation, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act of 1933 of Securities Exchange Act of 1934. Under no circumstances will investors be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

PLAN OF DISTRIBUTION

The company is offering up to 3,831,417 shares of Common Stock plus up to 306,513 bonus shares, for an aggregate of 4,137,930 shares. We intend for this Offering to continue until one year following qualification by the SEC, or until sooner terminated by the Company.

The minimum investment in this Offering is 192 shares of Common Stock, or $1,002.24, plus the Transaction Fee of 3.5% of the investment.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with the Common Stock offered in this Offering:

Per Share
Public Offering Price	$5.22
Public Offering Price Plus Transaction Fee	$5.40
Commission	$0.22
Proceeds, before expenses, to us	$5.18

Bonus Shares

After subscribing for the full price for the purchased securities, certain investors in this Offering are eligible to receive additional shares of Common Stock equal to an amount that is 3% to 8% of the number of shares purchased for no additional consideration paid (“Bonus Shares”). Investors who purchase shares of Common Stock are eligible to receive Bonus Shares based their status as a current stockholder, or if they made an indication of interest prior to the commencement of this Offering. Investors will not be required to provide additional consideration, whether cash or non-cash, in order to receive Bonus Shares. Those investors not eligible for the maximum value of Bonus Shares will experience additional dilution compared to investors receiving the maximum amount of 8% Bonus Shares.

Bonus Shares have identical rights, privileges, preferences as well as restrictions to the shares of Common Stock purchased. The Investor Processing Fee will be assessed on the full share price of $5.22, and not the effective, post bonus, price, but will not charge any fee on the bonus shares. The Company will absorb the cost of the issuance of the Bonus Shares. Up to 306,513 Bonus Shares are available in this Offering.

DealMaker Securities LLC has not been engaged to assist in the distribution of the Bonus Shares, and will not receive any compensation related to the Bonus Shares.

Bonus Shares will be available as follows:

Bonus Name	Eligibility Criteria	Minimum Investment	Bonus Shares Awarded
Reservation Bonus	Available to any investor who reserved shares during the "testing-the-waters" (TTW) period.	$1,002.24	3%
New Investor Bonus	Available to any investor who has not participated in any of the Company's prior offerings.	$2,400	3%
Existing Investor Bonus	Available to any investor who has participated in a prior offering conducted by the Company.	$2,400	5%

*Bonus shares are cumulative and may stack, subject to a maximum aggregate Bonus Shares of 8% per investor, of their total purchase amount of Common Stock.

Other Terms

DealMaker Securities, LLC, a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide operational processing, compliance, and administration of the Company’s best efforts offering. Although this role differs from that of a traditional underwriter in that the Broker does not purchase any securities from the Company with a view to sell such for the Company as part of the distribution of the security, the Broker is a statutory underwriter under Section 2(a)(11) of the Securities Act of 1933. Affiliates of Broker have also been engaged to provide technology services and marketing advisory services, specifically Novation Solutions Inc. O/A DealMaker and DealMaker Reach, LLC.

The aggregate compensation payable to the Broker and its affiliates are described below.

Administrative and Compliance Related Functions

DealMaker Securities, LLC will provide administrative and compliance related functions in connection with this Offering, including:

•	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the Offering;

•	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;

•	Coordinating with third party agents and vendors in connection with performance of services;

•	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;

•	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;

•	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

•	Reviewing and performing due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;

•	Consulting with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;

•	Providing white-labeled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools;

•	Consulting with the Company on question customization for investor questionnaire;

•	Consulting with the Company on selection of web hosting services;

•	Consulting with the Company on completing template for the Offering campaign page;

•	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;

•	Providing advice to the Company on preparation and completion of this Offering Circular;

•	Advising the Company on how to configure our website for the Offering working with prospective investors;

•	Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the Offering powered by Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker;

•	Assisting the Company in the preparation of state, Commission and FINRA filings related to the Offering; and

•	Working with Company personnel and counsel in providing information to the extent necessary.

Such services shall not include providing any investment advice or any investment recommendations to any investor.

For these services, we have agreed to pay Broker:

•	A cash commission equal to four percent (4.0%) of each investor’s total amount invested in the Offering. If fully subscribed this would be a maximum of $828,000.

Technology Services

The Company has also engaged Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of Broker, to create and maintain the online subscription processing platform for the Offering.

After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this Offering will be conducted using the online subscription processing platform of DealMaker through our website, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions. We will also be required to pay various third-party expenses to vendors unaffiliated with DealMaker for payment processing, which are not anticipated to exceed 2% of the Offering proceeds.

We have agreed to pay DealMaker:

•	Prior to the Offering’s commencement, $1,000/month will be paid to DealMaker for three months (a maximum of $3,000) for accountable expenses to be incurred and refunded if unused.

•	Once the Offering commences a fee of $1,000 per month will be charged for account management with a maximum of $3,000.

The total compensation paid to DealMaker is $6,000.

Marketing and Advisory Services

The Company has also engaged DealMaker Reach, LLC (“Reach”), an affiliate of Broker, for certain marketing advisory and asset creation services. Reach will advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing the Company’s campaign page to track investor progress, and advise on strategic planning, implementation, and execution of Company’s capital raise marketing budget.

We have agreed to pay Reach:

•	Prior to the Offering’s commencement, $4,000/month will be paid to DealMaker for three months (a maximum of $12,000) for accountable expenses to be incurred and refunded if unused.

•	Once the Offering commences a fee of $4,000 per month will be charged for marketing management with a maximum of $12,000.

•	Supplementary Marketing Services, as may be authorized by the Company on a case-by-case basis, up to a maximum of an additional $600,000 of compensation for acting as the Company’s agent during the Offering.

The total compensation paid to Reach is $624,000.

The Administrative and Compliance fees, the Technology Services Fees, and the Marketing and Advisory Services Fees described above will, in aggregate, not exceed $1,458,000.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Transfer Agent and Registrar

Dealmaker Transfer Agent LLC will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Investor’s Tender of Funds

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, debit card, credit card, or ACH only, physical checks will not be accepted. Upon acceptance of the investors’ subscriptions, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this Offering is $1,002.24, or 192 shares of Common Stock. Investors will also be responsible for a 3.5% transaction fee paid at the time of investment. This fee is not considered part of the cost basis of the subscribed Securities but will count against the per investor limit set out in the subscription agreement. This fee is subject to the 4.0% commission calculation charged by DealMaker Securities. These expenses are included in the maximum compensation set forth in the section above.

Investors will be required to subscribe to the Offering via the third-party platform managed by Novation Solutions, Inc., and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

The Broker has not investigated the desirability or advisability of investment in the Offering, nor approved, endorsed or passed upon the merits of purchasing the Common Stock. Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor or make any securities recommendations to investors. Broker is not distributing any Offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon Broker’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Broker in this Offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

EXHIBITS

Exhibit No.	Title of Document	Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1	DealMaker Securities Order Form	1-A	024-12613	1.1	May 9, 2025
2.1	Eighth Amended and Restated Certificate of Incorporation	1-U	24R-00307	2.1	January 3, 2023
2.2	Bylaws	1-A	024-11112	2.3	November 6, 2019
2.3	Certificate of Designation of the Series A-1 Preferred Stock	1-K	24R-00307	2.3	August 15, 2023
3.1	Form of Warrant	1-A	024-11112	3.4	February 6, 2020
3.2	EcoLab Warrant	1-K	24R-00307	3.2	August 15, 2023
3.3	Pikover Warrant	1-K	24R-00307	3.3	August 15, 2023
4.1	Form of Subscription Agreement	1-A	024-12613	4.1	May 9, 2025
6.1	Note and Warrant Purchase Agreement	1-A	024-11112	6.1	February 6, 2020
6.2	Series A-1 Preferred Stock Purchase Agreement	1-K	24R-00307	6.2	August 15, 2023
6.3	Amended and Restated Registration Rights Agreement	1-K	24R-00307	6.3	August 15, 2023
6.4	Amended and Restated Stockholders Agreement	1-K	24R-00307	6.4	August 15, 2023
6.5	Form of Master Services Agreement	1-A/A	024-11964	6.4	October 12, 2022
11.1	Consent of Independent Auditor					X
12.1	CrowdCheck Law Opinion					X

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pasadena, California, on, May 30, 2025.

Miso Robotics, Inc.

By	/s/ Richard Hull
Richard Hull, Chief Executive Officer
Miso Robotics, Inc.
Date: May 30, 2025

The following persons in the capacities and on the dates indicated have signed this report.

/s/Richard Hull
Richard Hull, Chief Executive Officer, President
Date: May 30, 2025

/s/Robert Lunny
Robert Lunny, Principal Financial and Accounting Officer
Date: May 30, 2025

/s/Richard Hull
Richard Hull, Director
Date: May 30, 2025

/s/Joseph Essas
Joseph Essas, Director
Date: May 30, 2025

/s/Thomas Bruderman
Thomas Bruderman, Director
Date: May 30, 2025

/s/John Miller
John Miller, Director
Date: May 30, 2025

MISO ROBOTICS, INC.

CONSOLIDATED FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2024 and 2023

F-1

To the Board of Directors of

Miso Robotics, Inc.

Pasadena, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Miso Robotics, Inc. and subsidiary (Ally Robotics, Inc., through the deconsolidation in 2023) (collectively, the “Company”) which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the results of its consolidated operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has not generated profits since inception and has sustained net losses of $20,930,271 and $24,452,313 for the years ended December 31, 2024 and 2023, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2024 and 2023. As of December 31, 2024, the Company had an accumulated deficit of $134,242,084 and cash of $5,306,910, relative to negative operating cash flows of $18,757,824 in 2024. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that is free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

April 4, 2025

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

MISO ROBOTICS, INC.

CONSOLIDATED BALANCE SHEETS

	Year Ended
	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$5,306,910	$6,849,946
Accounts receivable, net	5,642	12,750
Inventory	1,754,107	779,500
Deposit - current	-	100,801
Prepaid expenses and other current assets	170,517	73,053
Other receivables	76,900	388,985
Total current assets	7,314,076	8,205,035
Property and equipment, net	694,746	962,119
Operating lease right of use assets, net	502,681	872,571
Finance lease right of use assets, net	4,519,629	5,786,376
Deposits and other assets	226,298	226,297
Total assets	$13,257,430	$16,052,398

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$428,071	$825,534
Accrued expenses and other current liabilities	215,919	356,644
Operating lease right of use liabilities, current portion	295,162	407,162
Finance lease right of use liabilities, current portion	2,339,317	2,097,860
Total current liabilities	3,278,469	3,687,200
Operating lease right of use liabilities	235,646	530,808
Finance lease right of use liabilities	1,020,632	2,140,859
Total liabilities	4,534,747	6,358,867

Commitments and contingencies

Stockholders' equity:
Series A-1 preferred stock, $0.0001 par value, 11,056,183 shares authorized, 3,015,323 shares issued and outstanding as of both December 31, 2024 and 2023, liquidation preferences of $15,000,000 as of both December 31, 2024 and 2023	301	301
Undesignated preferred stock, $0.0001 par value, 628,619 shares authorized as of December 31, 2024 and 2023	-	-
Common stock, $0.0001 par value, 80,000,000 shares authorized; 47,361,320 and 42,874,850 shares issued and outstanding as of December 31, 2024 and 2023, respectively 49,219 and 75,469 shares unvested as of December 31, 2024 and 2023, respectively	4,735	4,287
Additional paid-in capital	143,708,852	123,333,734
Subscription receivable	(471,283)	(29,072)
Loan and interest receivable, related parties	(277,838)	(303,906)
Accumulated deficit	(134,242,084)	(113,311,813)
Total stockholders' equity	8,722,683	9,693,531
Total liabilities and stockholders' equity	$13,257,430	$16,052,398

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

MISO ROBOTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2024	2023
Net revenue	$384,676	$492,570
Cost of net revenues	1,625,972	1,254,846
Gross loss	(1,241,296)	(762,276)

Operating expenses:
Research and development	7,961,749	9,986,149
Sales and marketing	4,125,204	571,222
General and administrative	7,480,543	10,375,269
Total operating expenses	19,567,496	20,932,640

Loss from operations	(20,808,792)	(21,694,916)

Other income (expense):
Interest expense	(668,791)	(727,483)
Interest income	207,463	593,559
R&D tax credit income	-	1,489,029
Loss on terminations of operating leases, net	-	(866,452)
Other income	339,849	7,918
Total other income (expense), net	(121,479)	496,571

Provision for income taxes	-	-
Net loss from continuing operations	(20,930,271)	(21,198,345)

Discontinued operations:
Loss from discontinued operations	-	(4,131,750)
Gain on deconsolidation of subsidiary	-	877,782
Net loss from discontinued operations, net of tax	-	(3,253,968)

Net loss	$(20,930,271)	$(24,452,313)

Net loss attributable to noncontrolling interests	-	(1,245,859)
Net loss attributable to Miso Robotics Inc. stockholders	$(20,930,271)	$(23,206,454)

Weighted average common shares outstanding - basic and diluted	45,118,085	42,195,720

Net loss per common share attributable to Miso Robotics stockholders - basic and diluted (continuing operations)	$(0.46)	$(0.50)

Net loss per common share attributable to Miso Robotics stockholders - basic and diluted (discontinued operations)	$-	$(0.05)

Net loss attributable to Miso Robotics Inc. stockholders
Net loss from continuing operations	$(20,930,271)	$(21,198,345)
Net loss from discontinued operations, net of tax	-	(2,008,109)
	$(20,930,271)	$(23,206,454)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

MISO ROBOTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

									Total
									Stockholders'
	Series A-1				Additional		Loan and Interest		Equity Attributable		Total
	Preferred Stock		Common Stock		Paid-in	Subscription	Receivable,	Accumulated	Miso Robotics	Noncontrolling	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Receivable	Related Parties	Deficit	Stockholders	Interests	Equity
Balances at December 31, 2022	-	$-	41,516,589	$4,151	$109,144,939	$(4,272,401)	$(741,800)	$(93,997,267)	$10,137,622	$138,582	$10,276,204
Issuance of Series A-1 preferred stock and warrants	3,015,323	301	-	-	15,014,699	-	-	-	15,015,000	-	15,015,000
Equity transactions of deconsolidated subsidiary	-	-	-	-	(1,183,897)	1,642,557	-	-	458,660	383,892	842,552
Issuance of common stock	-	-	1,265,425	127	6,205,096	-	-	-	6,205,223	-	6,205,223
Offering costs	-	-	-	-	(632,782)	-	-	-	(632,782)	-	(632,782)
Exercise of stock options	-	-	92,836	9	91,467	-	-	-	91,476	-	91,476
Collection of subscription receivable	-	-	-	-	-	600,772	-	-	600,772	-	600,772
Collection of loan and interest from related party, net of additional loan fee	-	-	-	-	-	-	437,894	-	437,894	-	437,894
Stock-based compensation expense	-	-	-	-	525,312	-	-	-	525,312	-	525,312
Warrants issued for services and lease payments	-	-	-	-	59,488	-	-	-	59,488	-	59,488
Net loss from discontinued operations	-	-	-	-	-	-	-	(2,008,109)	(2,008,109)	(1,245,859)	(3,253,968)
Deconsolidation	-	-	-	-	(5,890,588)	2,000,000	-	3,891,908	1,320	723,385	724,705
Net loss from continuing operations	-	-	-	-	-	-	-	(21,198,345)	(21,198,345)	-	(21,198,345)
Balances at December 31, 2023	3,015,323	301	42,874,850	4,287	123,333,734	(29,072)	(303,906)	(113,311,813)	9,693,531	-	9,693,531
Issuance of common stock	-	-	4,464,737	446	21,277,246	(442,211)	-	-	20,835,481	-	20,835,481
Offering costs	-	-	-	-	(1,424,187)	-	-	-	(1,424,187)	-	(1,424,187)
Exercise of stock options	-	-	21,733	2	20,904	-	-	-	20,906	-	20,906
Collection of loan and interest from related party	-	-	-	-	-	-	26,068	-	26,068	-	26,068
Stock-based compensation expense	-	-	-	-	500,602	-	-	-	500,602	-	500,602
Warrants issued for services	-	-	-	-	553	-	-	-	553	-	553
Net loss	-	-	-	-	-	-	-	(20,930,271)	(20,930,271)	-	(20,930,271)
Balances at December 31, 2024	3,015,323	$301	47,361,320	$4,735	$143,708,852	$(471,283)	$(277,838)	$(134,242,084)	$8,722,683	$-	$8,722,683

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated financial statements.

MISO ROBOTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(20,930,271)	$(24,452,313)
Loss from discontinued operations	-	4,131,750
Gain on deconsolidation of subsidiary	-	(877,782)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	500,602	525,312
Warrants issued for services	553	59,488
Loan origination fee	-	(10,000)
Bad debt expense	5,000	167,837
Finance lease ROU impairment losses	527,635	-
Depreciation and amortization	388,369	368,373
Loss on disposal of property and equipment	37,381	-
Amortization of right of use assets	1,945,445	2,701,617
Gain on terminations of operating leases	-	(255,242)
Changes in operating assets and liabilities:
Accounts receivable	2,108	39,350
Inventory	(974,607)	(777,192)
Prepaid expenses and other current assets	(97,464)	160,333
Interest receivable - current	-	(89,737)
Other receivables	312,085	(140,118)
Deposit - current	100,801	14,200
Accounts payable	(397,463)	(2,815,843)
Accrued expenses and other current liabilities	(140,725)	(4,669)
Operating lease right of use liabilities, net	(37,272)	(676,139)
Net cash used in operating activities - continuing	(18,757,824)	(21,930,775)
Net cash used in operating activities - discontinued	-	(873,638)
Net cash used in operating activities	(18,757,824)	(22,804,413)
Cash flows from investing activities:
Purchases of property and equipment	(158,377)	(1,456)
Cash received from loan repayments	26,068	537,631
Deposits and other assets	-	579,337
Net cash used in investing activities - continuing	(132,309)	1,115,512
Net cash used in investing activities - discontinued	-	(4,999)
Net cash used in investing activities	(132,309)	1,110,513
Cash flows from financing activities:
Repayment of finance lease right of use liabilities	(2,085,103)	(2,962,381)
Proceeds from issuance of Series A-1 preferred stock and preferred stock warrants	-	15,015,000
Proceeds from issuance of common stock	20,835,481	6,205,223
Collection of subscription receivable	-	600,772
Exercise of stock options	20,906	91,476
Offering costs	(1,424,187)	(632,782)
Proceeds from sale of subsidiary	-	660
Net cash provided by financing activities - continuing	17,347,097	18,317,968
Net cash provided by financing activities - discontinued	-	842,552
Net cash provided by financing activities	17,347,097	19,160,520
Net change in cash and cash equivalents	(1,543,036)	(2,533,380)
Cash and cash equivalents at beginning of year	6,849,946	9,383,326
Cash and cash equivalents at end of year	$5,306,910	$6,849,946

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-
Restricted cash forfeited due to termination of an operating lease	$-	$1,121,694

Supplemental disclosure of non-cash financing activities:
Recognition of finance lease right of use asset	$1,206,333	$1,752,289
Lease liability arising from obtaining finance lease right of use asset	$1,206,333	$1,752,289
Subscription receivable on common stock	$471,283	$-

Supplemental disclosure of non-cash investing activities:
Interest capitalized to loan receivable, related party	$-	$119,033

Supplemental disclosure of non-cash operating activities:
Warrants issued as payment for operating lease liability	$-	$50,000
Recognition of operating lease right of use asset	$-	$2,538,199
Lease liability arising from obtaining operating lease right of use asset	$-	$2,538,199
Derecognition of operating lease right of use assets due to termination	$-	$5,444,034
Derecognition of operating lease right of use liabilities due to termination	$-	$5,699,276

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Miso Robotics, Inc. (the “Company”) was incorporated on June 20, 2016 as Super Volcano, Inc. under the laws of the State of Delaware. The Company changed its name to Miso Robotics, Inc. on October 3, 2016. The Company develops and manufactures artificial intelligence-driven robots that assist chefs to make food at restaurants. The Company is headquartered in Pasadena, California.

In November 2021, the Company became a founding stockholder in Ally Robotics, Inc., (“Ally”) a Delaware corporation whereby the Company was issued 6,600,000 shares of Ally’s common stock in exchange for a 93% interest in Ally. As such, Ally became a subsidiary of the Company (see Note 3). Ally was formed to build affordable, safe, lightweight, and smart robotic arms for the restaurant industry. Through August 31, 2023, the Company held a 55.92% interest in Ally. On September 1, 2023, Miso disposed of all of its Ally shares in exchange for a cash payment of $660 and renegotiation of an existing note receivable into a $1,336,742 note receivable from Ally that is due and payable on August 31, 2026. Following this, Miso held no equity or other controlling interest in Ally. Ultimately, the intent of the August 31, 2023 divestiture is to allow Ally’s founders to try to salvage any value they can while also potentially benefiting Miso’s shareholders by allowing Miso to hold a security interest in Ally’s assets until the $1,336,742 note receivable is paid in its entirety. During the year ended December 31, 2023, the $1,336,742 note receivable was fully written off and disclosed as discontinued operations in the consolidated statements of operations.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt and the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $20,930,271 and $24,452,313 for the years ended December 31, 2024 and 2023, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2024 and 2023. As of December 31, 2024, the Company had an accumulated deficit of $134,242,084 and cash of $5,306,910, relative to negative operating cash flows of $18,757,824 in 2024. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. The Company plans to continue raising capital in 2025 to fund its cash flow needs through the issuance of stock. No assurance can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Principles of Consolidation

These consolidated financial statements include the accounts of Miso Robotics and Ally since November 30, 2021 until August 31, 2023. All inter-company transactions and balances have been eliminated in consolidation. The 2023 financials were consolidated; 2024 and all future financials will not be consolidated.

Derecognition of Ally

The Company accounted for its disposal of its equity interests in Ally under ASC 810-10-40-5 whereby the parent shall account for the deconsolidation of a subsidiary or derecognition of a group of assets specified in paragraph 810-10-40-3A by recognizing a gain or loss in net income/(loss) attributable to the parent, measured as the difference between a) the aggregate of all of the following: 1. The fair value of any consideration received; 2. The fair value of any retained noncontrolling investment in the former subsidiary or group of assets at the date the subsidiary is deconsolidated, or the group of assets is derecognized; 3. The carrying amount of any noncontrolling interest in the former subsidiary (including any accumulated other comprehensive income attributable to the noncontrolling interest) at the date the subsidiary is deconsolidated, and b) the carrying amount of the former subsidiary’s assets and liabilities or the carrying amount of the group of assets.

Stock Split

On January 11, 2022, the Company effected a 7-for-1 forward stock split of its authorized, designated, issued and outstanding shares of common stock. Accordingly, all share and per share amounts of the Company for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the valuations of common stock, stock options and lease accounting inputs. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. As of December 31, 2024 and 2023, the Company had cash of $4,928,785 and $6,365,177, respectively, in excess of federally insured limits.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents subjecting the Company to significant credit risks.

In 2022, the Company established a letter of credit to one of its banks amounting to $1,174,489. This letter of credit is a requirement of one of its operating lease agreements. In August 2023, the Company terminated the related operating lease, as a result the $1,121,694 was forfeited in favor of the lessor. The remaining balance of $52,795 was transferred to unrestricted bank account. Restricted cash as of December 31, 2024 and 2023 was $0.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Accounts Receivable

Accounts receivable are derived from products and services delivered to customers and are stated at their net realizable value. Each month, the Company reviews its receivables on a customer-by-customer basis and evaluates whether an allowance for doubtful accounts is necessary based on any known or perceived collection issues. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2024 and 2023, the Company had an allowance for doubtful accounts of $0 and $12,875, respectively. During the years ended December 31, 2024 and 2023, the Company recorded bad debt expense of $5,000 and $35,600, respectively. The Company also recorded an allowance for bad debt on other receivables of $132,237 during 2023 and $0 for 2024.

Inventory

Inventory is stated at the lower of cost or market and accounted for using the specific identification cost method. As of December 31, 2024 and 2023, inventory consisted of raw materials for future use in building robotic equipment, which is expected to be reclassified to right of use assets upon commencement of use of this inventory. Management reviews its inventory for obsolescence and impairment as it is determined necessary.

As of December 31, 2024, the Company reviewed its inventory and determined that $527,635 worth of inventory related to Flippy Lite and CookRight Coffee product lines were obsolete resulting in a write off. Since the associated inventory is financed under the finance lease in Note 11, the write off of inventory resulted in an impairment of the Finance lease right of use asset in the amount of $527,635 and an increase to cost of net revenues of $527,635, which is included in cost of net revenues in 2024.

Inventory consists of the following:

	December 31,
	2024	2023
Raw materials	$1,754,107	$779,500
	$1,754,107	$779,500

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset, as follows:

Estimated Useful Life
Computer equipment and software	2 - 3 years
Kitchen and lab equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of lease term or 5 years

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Estimated useful lives are periodically assessed to determine if changes are appropriate. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the consolidated balance sheet and any resulting gains or losses are included in the consolidated statement of operations loss in the period of disposal.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future discounted cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company did not record any impairment losses on long-lived assets during the years ended December 31, 2024 and 2023.

Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on the consolidated balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to stockholders’ equity on the consolidated balance sheet.

Revenue Recognition

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective January 1, 2019 using the modified retrospective transition approach applied to all contracts. Therefore, the reported results for the years ended December 31, 2024 and 2023 reflect the application of ASC 606. Management determined that there were no retroactive adjustments necessary to revenue recognition upon the adoption of the ASU 2014-09. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the performance obligations are satisfied, adjusting for recognition of credits when performance is recognized unsatisfactorily.

Revenue is recognized with the service provided by the hardware and software at the customer location. The Master Service Agreement specifies the amount that the Company expects in exchange for those services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company derives its revenue from hardware installation and hardware and software usage as well as consulting services. Sales tax is collected on sales in California and these taxes are recorded as a liability until remitted. For the years ended December 31, 2024 and 2023, the Company applied credits totaling $129 and $58,535, respectively, against the agreements to reduce the recognized revenues as consideration to the Company’s customers for unsatisfactory performance on the Company’s agreements.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Hardware Installation

The Company satisfies its performance obligation and revenue is recorded at the point in time when hardware is installed at the customer’s location. The Company retains ownership of the installed hardware, including all improvements, enhancements, modifications, and all intellectual rights thereto. The Company invoices customers upon delivery of the hardware, and payments from such customers are due upon invoicing.  Installation fees that have been paid but performance obligations have not been satisfied are recorded as deferred revenue.

Hardware & Software Usage

Hardware & software usage fees are recognized as revenue as the performance obligation is satisfied over time. Revenue is recognized monthly over the life of the contract. Service fees that have been invoiced or paid but performance obligations have not been met are recorded as deferred revenue.

Hardware

The Company changed its revenue model in 2022 such that it no longer intends to have hardware revenue from sales of its products. The Company no longer intends to sell its hardware and does not expect any revenue from this category going forward.

Each product sold to a customer typically represents a distinct performance obligation. The Company satisfies its performance obligation and revenue is recorded at the point in time when products are installed as the Company has determined that this is the point that control transfers to the customer. The Company invoices customers upon delivery of the products, and payments from such customers are due upon invoicing. Orders or set-up fees that have been paid but performance obligations have not been met are recorded to deferred revenue.

Consulting

Consulting services are recognized at the point in time when the performance obligation has been completed.

Disaggregation of Revenue

The following table presents the Company's revenue disaggregated by revenue source:

	Year Ended
	December 31,
	2024	2023
Hardware installation fees	$10,000	$126,000
Hardware & software usage fees	374,676	366,570
	$384,676	$492,570

Significant Judgements

The Company estimates warranty claims reserves based on historical results and research and determined that a warranty reserve was not necessary as of December 31, 2024 and 2023.

Contract Balances

The Company invoices customers based upon contractual billing schedules, and accounts receivable are recorded when the right to consideration becomes unconditional. Contract liabilities represent a set-up fee prepayment received from a customer in advance of performance obligations met.

Cost of Net Revenues

Cost of net revenues consists primarily of parts used in building machines for lease, tooling and supplies, depreciation of robots and certain equipment, allocations of facility costs, contractors, freight and delivery, licenses and certifications, and allocations of personnel time in assembly, installation, and servicing. As of December 31, 2024, this balance also included Right of use assets impairment of $527,635 relating to a write off of financed inventory.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the years ended December 31, 2024 and 2023 amounted to approximately $1,581,000 and $382,000, respectively, which is included in sales and marketing expense.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Concentrations

During the years ended December 31, 2024 and 2023, two customers accounted for a total of 100% and 86% of the Company’s revenue, respectively. Loss of either of these customers could have a material impact on the Company’s financial position. As of December 31, 2024, one customer accounted for 100% and as of December 31, 2023, two customers accounted for 86% of the Company’s accounts receivable.

The Company is dependent on third-party vendors to supply inventory and products for research and development activities and parts for building products. In particular, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP. When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Accounting for Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its consolidated balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, liability accounting is not required by the Company. The Company has presented preferred stock within stockholders' equity.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is not amortized.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed.

Noncontrolling Interests

Noncontrolling interests are classified as a separate component of equity in the Company's consolidated balance sheets and statements of changes in stockholders’ equity. Net income (loss) and comprehensive income (loss) attributable to non-controlling interests are reflected separately from consolidated net income (loss) and comprehensive income (loss) in the consolidated statements of comprehensive income (loss) and statements of changes in stockholders’ equity. Any change in ownership of a subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and non-controlling interests. In addition, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss. As of September 1, 2023, the Company derecognized its noncontrolling interest in Ally. For the years ended December 31, 2024 and 2023, the Company recorded losses of $0 and $1,245,859, respectively, attributable to noncontrolling interests.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

 The Company classifies stock-based compensation expense in its consolidated statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

 The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2024 and 2023, diluted net loss per share is the same as basic net loss per share. Potentially dilutive items included the following:

	Year Ended
	December 31,
	2024	2023
Series A-1 Preferred Stock (convertible to common stock)	3,015,323	3,015,323
Common Stock Warrants	2,766,452	2,766,453
Preferred Stock Warrants	3,021,542	3,021,542
Options to purchase common stock	2,193,750	4,470,991
Total potentially dilutive shares	10,997,067	13,274,309

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016 02, Leases (ASC 842). This ASU required a lessee to recognize a right-of-use asset and a lease liability in its balance sheet. The ASU was effective for annual and interim periods beginning after December 15, 2021. The Company adopted ASC 842 on January 1, 2022 using the modified retrospective approach. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on accumulated deficit. The Company elected the package of practical expedients available for existing contracts, which allowed the Company to carry forward our historical assessments of lease identification, lease classification, and initial direct costs and did not require retrospective application. The Company also elected a policy to not apply the recognition requirements of ASC 842 for short-term leases with a term of 12 months or less.

At the commencement date, the Company classifies each lease either as operating lease or finance lease. A lease is a finance lease when it meets any of the following criteria:

a.	The lease transfers ownership of the underlying asset to the lessee by the end of the lease term.
b.	The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise.
c.	The lease term is for the major part of the remaining economic life of the underlying asset. However, if the commencement date falls at or near the end of the economic life of the underlying asset, this criterion shall not be used for purposes of classifying the lease.
d.	The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the underlying asset.
e.	The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

An operating lease is a lease other than a finance lease.

Right-of-use (“ROU”) assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make payments arising from the lease. Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments: (a) fixed payments (including in substance fixed payments), less any lease incentives, (b) variable lease payments that are based on an index or a rate, (c) the exercise price of an option to purchase the underlying asset if the lessee is reasonable certain to exercise that option, (d) payments for penalties for terminating the lease if the lease term reflects the lessee exercising an option to terminate the lease, (e) fees paid by the lessee to the owners of a special-purpose entity for structuring transaction, and (f) amounts expected to be payable by the lessee under residual value guarantees. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be determined, or the Company’s incremental borrowing rate. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. ROU assets are measured at cost comprising the following: (a) the amount of the initial measurement of lease liability, (b) any lease payments made at or before the commencement date less any lease incentives received, and (c) any initial direct costs.

Lease terms may include options to extend or terminate the lease.

Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the ROU asset and lease liability when they are at our discretion and considered reasonably certain of being exercised.

After the commencement date, the operating lease liability is measured at the present value of the lease payments not yet paid using the interest rate established at commencement date (unless the rate has been updated after the commencement date). The operating ROU asset is measured at the amount of lease liability, adjusted for, unless the ROU asset has been previously impaired: a) prepaid or accrued lease payments, b) the remaining balance of any lease incentives received, and (c) unamortized initial direct costs. The finance lease liability is measured by increasing the carrying amount to reflect interest on the lease liability and reducing the carrying amount to reflect the lease payments made during the period. The lessee shall determine the interest on the lease liability in each period during the lease term as the amount that produces a constant periodic discount rate on the remaining balance of the liability, taking into consideration the reassessment requirements in. The finance lease ROU asset is measured at cost less any accumulated amortization and any accumulated impairment losses, taking into consideration the reassessment requirements. The finance lease ROU asset is being amortized on a straight-line basis, unless another systematic basis is appropriate over its estimated useful life or lease term, whichever is shorter.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instrument – Credit Losses”. This ASU, and the related ASUs issued subsequently by the FASB introduce a new model for recognizing credit loss on financial assets not accounted for at fair values through net income, including loans, debt securities, trade receivables, net investment in leases and available-for-sale debt securities. The new ASU broadens the information that an entity must consider in developing estimates of expected credit losses and requires an entity to estimate credit losses over the life of an exposure based on historical information, current information and reasonable supportable forecasts. The Company adopted this ASU on January 1, 2023, using the modified retrospective approach. The adoption of this ASU did not have a material impact on the consolidated financial statements as Company’s customers are direct consumers and pay at the time of purchase.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Adjustment of Prior Period Financial Statements

Certain items in the 2022 and 2023 financial statements have been adjusted to correct for a refund received during 2024 by the Company. In 2024, the Company identified, and received, a refund for a duplicate invoice received by a vendor for inventory during fiscal year 2022 and subsequently was paid by the Company in 2022. This duplication resulted in an overstatement of net loss and understatement of assets in 2022. The adjustment included in the prior period of these financial statements was $381,104 as a decrease to Accumulated Deficit and an increase to Other Receivables as of December 31, 2023 and 2022 in order to correctly account for the refund received from the vendor.

	2023, as reported	Adjustment	2023, after adjustment
Other receivables	$7,881	$381,104	$388,985
Accumulated deficit	$(113,692,917)	$381,104	$(113,311,813)

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.	DISCONTINUED OPERATIONS

On September 1, 2023, Miso disposed of all of its Ally shares in exchange for a cash payment of $660. Also as a result of these negotiations, but not included in the consideration exchanged in the deconsolidation transaction as the note was previously outstanding in the same amount, was an existing note receivable for $1,336,742 from Ally that is due and payable on August 31, 2026 (“Ally Note”). The Ally Note earns interest at the rate of 8% per annum, matures on August 31, 2026, and is secured by all of Ally’s assets, including its intellectual property and inventory. As of December 31, 2023, accrued interest on the Ally Note was $36,241 and the full principal amount written off. On January 30, 2024, the Company received an interest payment of $45,449 that covered the time frame of September 1, 2023, to January 31, 2024. As of December 31, 2024, the accrued interest outstanding was $36,241.

The sale of Ally was accounted for as a business disposition in accordance with ASC 810-10-40-3A. As of September 1, 2023, the Company no longer consolidated the assets, liabilities, revenues and expenses of Ally. Furthermore, the Company no longer held its noncontrolling interests. The components of the disposition are as follows:

Cash payment	$660
Noncontrolling interests	723,385
Total consideration received	$724,045

Total carrying amount of assets and liabilities (net deficit)	(1,601,827)

Gain on deconsolidation of subsidiary	$(877,782)

The gain on deconsolidation of subsidiary of $877,782 was included in loss from discontinued operations, net of tax in the consolidated statements of operations during the year ended December 31, 2023.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In accordance with the provisions of ASC 205-20, the Company has excluded the results of discontinued operations from its results of continuing operations in the accompanying consolidated statements of operations for the years ended December 31, 2024 and 2023. The results of the discontinued operations of Ally for the years ended December 31, 2024 and 2023 consist of the following:

	Year Ended
	December 31,
	2024	2023
Net revenues	$-	$-
Cost of net revenues	-	-
Gross profit	-	-

Operating expenses:
Research and development	-	841,258
Sales and marketing	-	266,971
General and administrative	-	3,027,076
Total operating expenses	-	4,135,305

Loss from operations	-	(4,135,305)

Other income (expense):
Interest expense	-	(154)
Other income	-	3,709
Gain on deconsolidation of subsidiary	-	877,782
Total other income (expense), net	-	881,337

Net loss from discontinued operations	$-	$(3,253,968)

Weighted average common shares outstanding - basic and diluted	-	42,195,720
Net loss from discontinued operations per common share - basic and diluted	$-	$(0.08)

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	December 31,
	2024	2023
Computer equipment and software	$378,927	$368,496
Kitchen and lab equipment	353,141	210,333
Furniture and fixtures	176,204	173,068
Leasehold improvements	1,032,494	1,262,324
	1,940,766	2,014,221
Less: Accumulated depreciation and amortization	(1,246,020)	(1,052,102)
	$694,746	$962,119

Depreciation and amortization expense of $388,369 and $368,373 for the years ended December 31, 2024 and 2023, respectively, were included in operating expenses in the consolidated statements of operations.

During the years ended December 31, 2024 and 2023, the Company recognized a loss on disposal of property and equipment of $37,381 and $0, respectively.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2024	2023
Accrued personnel costs	$84,021	$325,985
Other	131,898	30,659
	$215,919	$356,644

7.	STOCKHOLDERS’ EQUITY

Amended and Restated Certificate of Incorporation

On January 11, 2022, the Company amended its Certificate of Incorporation and effected a 7-for-1 forward stock split of its authorized, designated, issued and outstanding shares of common stock. Accordingly, all share and per share amounts of the Company for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split. The Series A – D preferred stock conversion prices were proportionally adjusted as a result of the stock split. Furthermore, the Company increased its authorized shares of common and preferred stock to 80,000,000 shares and 11,684,802 shares, respectively.

In January 2023, the Company filed its 8th Amended and Restated Certificate of Incorporation, which removed the features specified for preferred shares, such as the Series A to E preferred shares authorized, original issue price, conversion ratio and liquidation price.

On March 8, 2023, the Company filed a certificate of designation of Series A-1 Preferred Stock wherein 11,048,732 shares of authorized preferred stock are to be designated as Series A-1 Preferred Stock. The Series A-1 Original Issue Price shall mean $4.9779468. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder, into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the Series A-1 Original Issue Price by Series A-1 Conversion Price. Series A-1 Conversion Price shall initially be equal to Series A-1 Original Issue Price.

The Company has issued Series A-1 convertible preferred stock (collectively referred to as “Preferred Stock”). As of December 31, 2024, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue a total of 11,684,802 shares of Preferred Stock, of which 11,056,183 shares were designated as Series A-1 Preferred Stock and the remaining 628,619 shares were undesignated. The Preferred Stock have a par value of $0.0001 per share.

Convertible Preferred Stock

In 2022, the Company completed a Regulation A+ and Regulation D offerings of Series E preferred stock and issued 3,470,259 shares for gross proceeds of $36,269,524. In connection with the raise, the Company incurred offering costs of $1,585,284, and as of December 31, 2023, the Company had a subscription receivable of $629,844 pertaining to the offering. The Company originally issued the shares at a price of $10.05 per share (“Series E Original Issue Price”).

In March 2023, the Company issued 3,015,323 shares of Series A-1 preferred stock and warrants to purchase 3,015,323 shares of Series A-1 preferred stock for $5.97 per share, expiring after ten years, for total combined proceeds to $15,015,000.

As of December 31, 2024 and 2023, 3,015,323 shares of Series A-1 preferred stock were issued and outstanding.

The holders of the Preferred Stock have the following rights and preferences:

Voting

The holders of Preferred Stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of common stock into which each share of Preferred Stock could convert on the record date for determination of stockholders entitled to vote.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Dividends

The Company shall not declare, pay or set aside any dividends on shares of other classes of capital stock unless the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive, on a pari passu basis, a dividend on each outstanding share of Preferred Stock on an as-converted basis.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the Series A-1 stockholders, on a pari passu basis, shall be entitled to a liquidation preference equal to the greater of (i) the original issuance price applicable to each series, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Series A-1 preferred stock been converted into common stock. After the payment of all preferential amounts to preferred stockholders, the remaining assets available for distribution shall be distributed among common stockholders on a pro-rata basis. The liquidation preference per share for Series A-1 is $5.97. The total liquidation preferences as of December 31, 2024 and 2023 amounted to $15,000,000.

Conversion

Each share of Preferred Stock is convertible into common stock, at the option of the holder, at any time after the date of issuance. In addition, each share of Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect (i) upon the closing of a firm-commitment public offering resulting in at least $100,000,000 of gross proceeds to the Company at a price of at least $24.59 per share of common stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, or (ii) upon the written consent of the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class.

Common Stock

As of December 31, 2024, the Company authorized 80,000,000 shares of common stock, at $0.0001 par value.

Common stockholders have voting rights of one vote per share and are entitled to elect one director of the Company. The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of preferred stockholders.

During the year ended December 31, 2023, the Company issued 1,024,971 shares of common stock pursuant to a Regulation CF offering for proceeds of $4,985,539. During the year ended December 31, 2023, the Company issued 240,454 shares of common stock pursuant to a Regulation D offering for proceeds of $1,219,684.

In 2023, option holders exercised options into 92,836 shares of common stock for proceeds of $91,467.

During the year ended December 31, 2023, the Company collected $4,243,329 of subscription receivable.

During the year ended December 31, 2024, the Company conducted stock offerings under Regulation A and Regulation D resulting in the issuance of 4,464,737 shares of common stock for aggregate proceeds of $21,277,692 including $312,516 in ancillary fees. The Company incurred in aggregate $1,424,187 in offering costs.

During the year ended December 31, 2024, the Company collected $29,072 of subscription receivable.

During the year ended December 31, 2024, option holders exercised options into 21,733 shares of common stock for proceeds of $20,906.

As of December 31, 2024 and 2023, there were 47,361,320 and 42,874,850 shares of common stock issued and outstanding, respectively.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	STOCK-BASED PAYMENTS

Common Stock Warrants

In 2022, the Company granted 61,213 warrants to purchase common stock with an exercise price of $2.94 per share and 17,926 warrants to purchase common stock with an exercise price of $8.04 per share. All warrants vested immediately with a term of 10 years.

During the year ended December 31, 2023, the Company issued 24,265 warrants to purchase common stock with an exercise price of $4.25 per share. All warrants issued shall have a term of 10 years. As of December 31, 2024, all warrants were fully vested.

Preferred Stock Warrants

In March 2023, the Company issued warrants to purchase up to 3,015,323 shares of Series A-1 preferred shares for a total purchase price of $15,000,000 or $4.97 per share, in conjunction with the preferred stock issuance discussed above. The warrants shall no longer be exercisable after March 10, 2033. In conjunction with the preferred stock issuance discussed above.

In 2022, the Company issued 6,219 warrants to purchase Series E preferred stock in exchange for $5,000 monthly reduction to rental payments for 10 months. The warrants shall vest in 10 months with 622 warrants vesting per month. All warrants issued shall have a term of 10 years. As of December 31, 2024, all warrants were fully vested.

Summary

A summary of information related to common stock warrants for the years ended December 31, 2024 and 2023 is as follows:

	Warrants	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2022	2,742,187	$1.60	$1,144,748
Granted	24,265	4.25	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding as of December 31, 2023	2,766,452	$1.62	$5,200
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding as of December 31, 2024	2,766,452	$1.62	$5,200

Exercisable as of December 31, 2024	2,766,452	$1.62	$5,200
Exercisable as of December 31, 2023	2,764,099	$1.62	$5,200

A summary of information related to preferred stock warrants for the years ended December 31, 2024 and 2023 is as follows:

	Warrants	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2022	6,219	$8.04	$-
Granted	3,015,323	4.97	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding as of December 31, 2023	3,021,542	$4.98	$-
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding as of December 31, 2024	3,021,542	$4.98	$-

Exercisable as of December 31, 2024	3,021,542	$4.98	$-
Exercisable as of December 31, 2023	3,021,542	$4.98	$-

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company recorded service expense of $553 and $59,488 for the years ended December 31, 2024 and 2023, respectively. In 2023, $50,000 was deducted to the lease liability upon vesting of warrants to purchase preferred stock.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of warrants granted:

Warrants

	Year Ended
	December 31,
	2024	2023
Risk-free interest rate	n/a	3.50%
Expected term (in years)	n/a	5.20
Expected volatility	n/a	70.00%
Expected dividend yield	n/a	0%

Super Volcano, Inc. 2016 Stock Plan

The Company has adopted the Super Volcano, Inc. 2016 Stock Plan (“2016 Plan”), as amended and restated, which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2016 Plan was 3,264,842 shares as of December 31, 2024. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2016 Plan’s inception. As of December 31, 2024, there were 2,526,176 shares available for grant under the 2016 Plan. Stock options granted under the 2016 Plan typically vest over a four-year period.

Miso Robotics, Inc. 2017 Stock Plan

The Company has adopted the Miso Robotics, Inc. 2017 Stock Plan (“2017 Plan”), as amended and restated, which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. On December 4, 2024, the Company increased its shares reserved in the Miso Robotics 2017 Stock Plan by 11 million. The number of shares authorized by the 2017 Plan was 19,068,774 shares as of December 31, 2024. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options and restricted common stock comprise all of the awards granted since the 2017 Plan’s inception. As of December 31, 2024, there were 15,114,523 shares available for grant under the 2017 Plan. Stock options granted under the 2017 Plan typically vest over a four-year period.

A summary of information related to stock options for the years ended December 31, 2024 and 2023 is as follows:

	Options	Weighted Average Exercise Price	Instrinsic Value
Outstanding as of December 31, 2022	8,248,236	$1.10	$9,695,024
Granted	563,500	1.77
Exercised	(92,836)	0.99
Forfeited	(4,247,909)	1.19
Outstanding as of December 31, 2023	4,470,991	$1.11	$853,202
Granted	1,278,500	0.55
Exercised	(21,733)	0.96
Forfeited	(3,534,008)	1.13
Outstanding as of December 31, 2024	2,193,750	$0.75	$-

Exerciseable as of December 31, 2024	949,088	$1.02	$-
Exerciseable as of December 31, 2023	3,262,342	$0.90	$843,186

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended
	December 31,
	2024	2023
Weighted average grant-date fair value of options granted during period	$0.32	$1.30
Weighted average duration (years) to expiration of outstanding options	8.76	5.77

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted to employees and directors:

	Year Ended
	December 31,
	2024	2023
Risk-free interest rate	4.13% - 4.47%	3.45%-4.68%
Expected term (in years)	7.00	7.00
Expected volatility	70.00%	70.00%
Expected dividend yield	0%	0%

The total grant-date fair value of the options granted during the years ended December 31, 2024 and 2023 was $536,781 and $733,513, respectively. Stock-based compensation expense for stock options of $451,777 and $467,822 was recognized under FASB ASC 718 for the years ended December 31, 2024 and 2023, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to $475,905 and $1,413,561 as of December 31, 2024 and 2023, respectively, and will be recognized over a weighted average period of 3.37 years as of December 31, 2024.

Restricted Common Stock

As of December 31, 2024 and 2023, the Company had 2,234,015 restricted shares of common stock outstanding under the option plans. As of December 31, 2024 and 2023, 2,184,796 and 2,158,546 shares were vested, respectively. The Company recorded stock-based compensation expense of $48,825 and $57,491 in the consolidated statements of operations for the years ended December 31, 2024 and 2023 respectively. Unrecognized stock compensation outstanding on these grants was $91,547 as of December 31, 2024.

Classification

Stock-based compensation expense was classified in the consolidated statements of operations as follows:

	Year Ended
	December 31,
	2024	2023
Research and development expenses	$314,130	$297,001
General and administrative expenses	186,471	228,311
	$500,602	$525,312

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.	INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statements and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, stock-based compensation expense, research and development, other GAAP to tax differences, and net operating loss carryforwards. As of December 31, 2024 and 2023 the Company had net deferred tax assets before valuation allowance of $48,053,588 and $32,289,422, respectively. The following table presents the deferred tax assets and liabilities by source:

	Year Ended
	December 31,
	2024	2023
Deferred tax assets (liabilities):
Net operating loss carryforwards	$32,727,547	$28,618,899
Stock-based compensation	58,861	40,190
Research and development tax credit carryforwards	907,730	907,730
Depreciation timing difference	313,047	270,994
Lease liability	(109,505)	(60,587)
Unamortized capitalized R&D	14,155,878	2,512,196
Valuation allowance	(48,053,558)	(32,289,422)
Net deferred tax assets (liabilities)	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2024 and 2023, cumulative losses through December 31, 2024, and no history of generating taxable income. Therefore, valuation allowances of $48,053,558 and $32,289,422 were recorded as of December 31, 2024 and 2023, respectively. Valuation allowance increased by $15,764,136 and $5,262,607 during the years ended December 31, 2024 and 2023, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0%. The effective rate is reduced to 0% for 2024 and 2023 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2024 and 2023, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $117,084,813 and $102,385,871, respectively. Federal NOL incurred prior to tax year 2018 amounting to $1.62 million will be carried forward for 20 years and will begin to expire in 2034. Post-TCJA NOL amounting to $115 million and $100.77 million as of December 31, 2024 and 2023, respectively, will be carried forward indefinitely but limited to 80% of future taxable income beginning in 2021. The Company also has approximately $908,000 of research and development credits that will expire in 2029, if unused.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. In the event that the is, the Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state, and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2018-2023 tax years remain open to examination.

10.	RELATED PARTY TRANSACTIONS

In July 2022, the Company entered into a note receivable agreement with Future VC, LLC, a related party under common control, for a principal amount of $1,500,000. On June 26, 2023, the Company signed an omnibus agreement, reducing the interest rate from 12% to 3% as of January 1, 2024, considering the 25,000 warrants granted to Miso Robotics. The note earns interest at 17% per annum on the outstanding principal balance of the note and on all unpaid interest from the date of default, payable on demand. The note matures on the earlier of a) October 5, 2022 or b) at the closing of the next equity financing, at the Company’s election. As of December 31, 2024 and 2023, the outstanding principal was $266,403 and accrued interest was $11,435 and $37,504, respectively. On July 24, 2024, the Company received a payment of $35,000 related to the origination and legal fees of the loan. The outstanding loan and related accrued interest receivable was included as a contra-equity on the consolidated balance sheet as the amounts are still outstanding as of the issuance date of these consolidated financial statements. Interest income of $8,931 and $70,757 was recorded on this note for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2023, the Company had a note receivable of $1,336,742 and accrued interest of $36,241 with Ally Robotics, which was written off and included in the discontinued operations. The outstanding balance was fully reserved for against bad debt expense in 2023. On January 30, 2024, the Company received an interest payment of $45,449 that covered the time frame of September 1, 2023, to January 31, 2024. As of December 31, 2024, the Company had a balance of $0 and accrued interest of $36,241 outstanding.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In 2023, the Company was granted warrants to purchase 25,000 shares of stock in Vebu Labs, a related party, with an exercise price of $5.57 per share, expiring in 2033. The Company determined the value of such was trivial and therefore did not record an associated asset.

11.	COMMITMENTS AND CONTINGENCIES

Leases

The Company’s operating lease agreements include kitchen facilities, office, lab and leased materials and finance lease agreements include equipment used in building robotic units. As of December 31, 2024, the Company extended the lease with Farnam Street Financial for an additional year. In December of 2024, the Company made the decision to write off $527,635 worth of financed inventory related to Flippy Lite and CookRight Coffee product lines. As the inventory was financed under the finance lease, the written off inventory resulted in an impairment of the Finance lease right of use asset in the amount of $527,635 and an increase to cost of net revenues due to ROU impairment losses of $527,635, which is included in cost of net revenues in 2024.

The balances for the operating and finance leases are presented as follows within the consolidated balance sheet:

	Year Ended
	December 31,
	2024	2023
Operating leases:
Operating lease right of use assets, net	$502,681	$872,571

Operating lease right of use liabilities, current portion	$295,162	$407,162
Operating lease right of use liabilities	235,646	530,808
Total operating lease liabilities	$530,808	$937,970

Finance leases:
Finance lease right of use assets, net	$4,519,629	$5,786,376

Finance lease right of use liabilities, current portion	$2,339,317	$2,097,860
Finance lease right of use liabilities	1,020,632	2,140,859
Total finance lease liabilities	$3,359,949	$4,238,719

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The components of lease expenses are as follows within the consolidated statements of operations are as follows:

	Year Ended
	December 31,
	2024	2023
Operating lease expense:
Operating lease expense	$402,287	$1,149,150
Loss on termination of operating lease, net	-	866,452
Total operating lease expense	402,287	2,015,602

Finance lease expense:
Amortization of right of use assets (cost of net revenue)	$665,981	$658,574
Amortization of right of use assets (general and administrative)	1,279,464	1,106,979
Impairment losses of right of use assets (cost of net revenue)	527,635	-
Interest on right of use liabilities	672,684	727,483
Total finance lease expense	3,145,764	2,493,036

Total lease expense	$3,548,051	$4,508,638

For the year ended December 31, 2024 and 2023, the Company recorded loss on terminations of leases of $0 and $866,452 (which comprises of $1,121,694 loss on forfeiture of restricted cash due to termination of an operating lease and gain on termination of operating leases upon derecognition of related ROU assets and lease liabilities), respectively.

Supplemental cash flow information related to leases are as follows:

	Year Ended
	December 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$437,637	$794,114
Operating cash outflows from finance leases (interest payments)	$672,684	$727,483
Financing cash outflows from finance leases	$2,085,103	$1,772,467
Finance lease right of use assets obtained in exchange for finance liabilities	$1,206,333	$-

Supplemental balance sheet information related to leases are as follows:

	December 31,
	2024	2023
Weighted-average remaining lease term (in years)
Operating leases	1.75	2.51
Finance leases	1.44	2.17

Weighted-average discount rate
Operating leases	3.52%	4.28%
Finance leases	17.93%	14.59%

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Maturities of lease liabilities as of December 31, 2024 are as follows:

Year Ended December 31,	Operating leases	Finance leases
2025	307,867	2,757,787
2026	239,171	1,109,142
Total minimum lease payments	547,038	3,866,929
Less: imputed interest	(16,230)	(506,980)
Total lease obligations	530,808	3,359,949
Less: Current portion	295,162	2,339,317
Long-term portion of lease obligations	$235,646	$1,020,632

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

As of March 30, 2025, the Company continues to progress in the normal course related to the employment claim filed in 2023, with the next hearing set for May 2025. The Company continues to deny this employment claim, and in conjunction with its insurance carrier, continues to engage in customary discovery and other work towards resolving the matter.

12.	SUBSEQUENT EVENTS

The Company’s subscription receivables of $471,283 related to its Regulation A offering were received in February 2025.

On January 28, 2025, the Company commenced an offering under Regulation CF. Under that offering, the Company may sell up to 4,830,915 shares of common stock, plus issue up to 49,075 bonus shares (as defined in that offering statement), for an aggregate of 4,879,990 shares. As of April 4, 2025, the Company has received gross proceeds of $2,407,344.

On January 28, 2025, the Company opened a Regulation D offering. As of April 4, 2025, the Company has received gross proceeds of $314,038.

As of March 1, 2025, the Company completed an equipment removal rider with Camber Road Partners to return 40 dispensers and 87 mini-computers. The total cost of this return is $309,495.

Management has evaluated subsequent events through April 4, 2025, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements.